Exhibit 10.1
Confidential
Execution Copy

COLLABORATION AGREEMENT
This COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of August 4, 2017 (the “Effective Date”), by and between NanoString Technologies, Inc., a Delaware corporation located at 530 Fairview Avenue, N., Suite 2000, Seattle, Washington 98109, (“NanoString”), and Lam Research Corporation, a Delaware corporation located at 4650 Cushing Parkway, Fremont, CA 94538 (“Lam”). NanoString and Lam are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Lam has expertise in semiconductor manufacturing, and is interested in investing in NanoString and certain NanoString molecular profiling technologies;
WHEREAS, NanoString has expertise and technology in the development, manufacture and commercialization of molecular profiling technologies, including the Product (as defined below); and
WHEREAS, Lam and NanoString desire to engage in a collaborative effort on the terms and conditions set forth in this Agreement, with the goal of expanding Lam’s knowledge of molecular profiling technologies and its possible contributions to such technologies while developing, and enabling NanoString to commercialize, the Product.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the Parties agree as follows:

1.	DEFINITIONS.
The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.
1.1    “Accounting Standards” means, with respect to a Person, either U.S. GAAP (United States Generally Accepted Accounting Principles) or IFRS (International Financial Reporting Standards), as applicable to such Person, in each case, as generally and consistently applied throughout the Person’s organization.
1.2    “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person, for so long as such control exists. As used in this definition, “control” means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person (provided that, if local Laws restrict foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Laws, be owned by foreign interest), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.
1.3    “Anti-Corruption Laws” means, with respect to any Person, the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other anti-corruption laws and laws for the prevention of fraud, bribery, racketeering, money laundering or terrorism applicable to such Person.
1.4    “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Seattle, Washington are authorized or required by Law to remain closed.
1.5    “CDRH” means the Center for Devices and Radiological Health, a branch of the FDA.
1.6    “Collaboration” means the effort of the Parties under this Agreement to Develop the products and technologies pursufant to a Development Plan during the Development Term.
1.7    “Collaboration Technology” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to

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formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data whether patentable or not, that is developed in the conduct of a Development Plan under this Agreement.
1.8    “Commercialization” or “Commercialize” means all activities directed to launching, manufacturing for commercial sale, pre-marketing, marketing, promoting, detailing, distributing, importing, offering for sale, and selling a packaged and labeled Product, including activities necessary to maintain Regulatory Approvals, provide customer service and support and address post-launch safety issues.
1.9    “Commercially Reasonable Efforts” means, with respect to a Party’s fulfilling, performing, or otherwise discharging any duty or obligation of such Party under this Agreement, the exercise and/or devotion of that degree of effort, expertise and resources which such Party would reasonably utilize and otherwise apply with respect to such Party’s other products of similar commercial potential at a similar stage in its lifecycle as the Product, consistent with applicable Law, in each case taking into account all relevant scientific, technical and commercial factors based on conditions prevailing at the time such efforts are due.
1.10    “Confidential Information” means all processes, formulae, assays, diagnostics, biomarkers, genetic sequences, algorithms, data, know-how, improvements, inventions, chemical or biological materials, chemical structures, techniques, standard operating practices, business information, business practices, plans, strategies, or other information that has been created, discovered, or developed by a Party, or to which rights have been assigned to, or otherwise acquired by, a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party, in each case, that are disclosed by such Party to the other Party (whether directly or indirectly, intentionally or unintentionally), regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by the disclosing Party in oral, written, visual, graphic, or electronic form.
1.11    “Controlled” or “Controls” means, when used in reference to an item or intellectual property rights, the legal authority or right of a Party or any Affiliates controlled by such Party (whether by ownership or license) to grant, in accordance with this Agreement, the right to use such item or a license or sublicense of such intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party pursuant to which such rights or item were acquired or generated or misappropriating the proprietary or trade secret information of a Third Party.
1.12    “Cover” means, with respect to a Patent, that the making, using, selling, offering for sale, importation or other exploitation of a composition of matter or other material or practice of a claimed method would (absent a license thereunder or ownership thereof) infringe a Valid Claim of such Patent.
1.13    “Development” means the Secondary Component Development and Product Development, pursuant to the development projects undertaken under this Agreement. When used as a verb, “Develop” means to engage in Development.
1.13.1    “Secondary Component Development” means all activities relating to optimization and validation, prototype assay development, proof of concept, and regulatory consultation, including engaging in design, engineering, performance, and validation activities, in each case related to the Secondary Components, in accordance with the Secondary Component Development Plan and this Agreement.
1.13.2    “Product Development” means all activities relating to optimization and validation, prototype assay development, proof of concept, regulatory consultation, including engaging in design, engineering, optimization for commercialization, performance, quality implementation and validation activities, manufacturing process development and scale-up for both clinical and commercial supply, including the qualification of the development and manufacture of the Product, in each case related to the Product, in accordance with the Product Development Plan and this Agreement. Product Development shall include such efforts with respect to the development of the Product for research use and as a clinical sequencer, including to obtain any necessary Regulatory Approvals.
1.14    “Development Costs” means for any accounting period the total of (i) the product of the FTE Rate multiplied by the total FTEs devoted to the Development Plan, (ii) the actual amount of travel related costs and external costs (including, but not limited to, reagent purchases, engineering services, software development consulting, regulatory consulting, Lam’s FTE Costs, etc., but excluding all costs, including attorneys’ fees, associated with pursuing patent filings) incurred and directly charged to the Development Plan and (iii) capital equipment necessary for the Development, in each case during the applicable accounting period.
1.15    “Development Plan” means the Product Development Plan and the Secondary Component Development Plan.
1.15.1    “Secondary Component Development Plan” means a reasonably detailed plan for certain Development work with respect to Secondary Components to be conducted by the Parties, including a description of the Secondary

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Component Development activities, the timeline for undertaking such activities and the timeline for the achievement of critical milestones in such Development, a budget and the internal and external resources to be allocated by each Party, for such Development activities, as such plan exists as of the Effective Date and as may be amended from time to time in accordance with this Agreement. The Secondary Component Development Plan in effect as of the Effective Date is attached to that certain letter agreement between the Parties of even date herewith.
1.15.2    “Product Development Plan” means a reasonably detailed plan for the Development of the Product by the Parties, including a description of the Development activities, the timeline for undertaking such activities and the timeline for the achievement of critical milestones in such Development, a budget and the internal and external resources to be allocated by each Party, for such Development activities, as such plan exists as of the Effective Date and may be amended from time to time in accordance with this Agreement. For clarity, the Product Development Plan may include Product Development Activities directed to incorporating Secondary Components, for which Development work was done pursuant to the Secondary Component Development Plan, into the Product. A copy of the Product Development Plan in effect as of the Effective Date is attached hereto as Exhibit A.
1.16    “EMA” means the European Medicines Agency or any successor entity thereto.
1.17    “FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
1.18    “Field” means molecular profiling applications. This may include products or processes used to analyze, detect, identify, quantify, sequence, or otherwise characterize biological materials, including but not limited to RNA (including micro-RNA, sRNAs, long non-coding RNA (lncRNA), siRNA, and non-canonical RNA base modifications thereof), DNA (including epigenetic modifications such as acetylation, methylation, and deamination, and single nucleotide variants, insertion-deletions, structural rearrangements of all classes), and proteins (including post-translational modifications such as phosphorylation, acylation, alkylation, glycosylation, ubiquitylation, amidation, and sulfylation). For clarity, the Field shall include the research, development, manufacture and commercialization of molecular profiling products and services, including diagnostic instruments and assays, for research, clinical, and diagnostic applications but if a product or process has application outside of molecular profiling, such application(s) is not within the Field.
1.19    “FTE Rate” means the cost for an FTE, including both direct costs and related overhead, which shall be Two Hundred Fifty Thousand Dollars ($250,000) ($62,500 per quarter) (USD) as of the Effective Date. The FTE Rate shall be subject to an annual adjustment equal to the change in the consumer price index for such calendar year as reported by United States Bureau of Labor Statistics.
1.20    “Full Time Equivalent” or “FTE” means the equivalent of a full-time employee’s work time over an accounting period. The portion of an FTE devoted to activities under the Product Development Plan shall be determined by dividing (a) the number of hours during any accounting period devoted by an employee to such activities by (b) the product of eight (8) hours multiplied by the number of work days (excluding any vacations, sick days and holidays) during such accounting period.
1.21    “Funding Percentage” means, with respect to the date of sale of a particular Royalty Product, the amount of Development Funding paid by Lam to NanoString as of such date, divided by Fifty Million Dollars ($50,000,000). For clarity, the Funding Percentage shall not exceed one hundred percent (100%).
1.22    “Governmental Authority” means any governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Person and any court or other tribunal).
1.23    “Joint Collaboration Technology Product” means any product (a) Covered by a Valid Claim of a Patent that claims any Joint Collaboration Technology in the country of manufacture, use, sale, offer for sale or importation into, or (b) which incorporates or utilizes any Joint Collaboration Technology identified as such by the JSC pursuant to Section 2.1.1(f), in each case (a) and (b) which product is not a Product.
1.24    “Knowledge” means, with respect to NanoString, the actual knowledge of NanoString’s Chief Executive Officer, Chief Financial Officer, Senior Vice President of Research and Development or General Counsel and with respect to Lam, the actual knowledge of Lam’s Chief Executive Officer, Chief Financial Officer, Chief Technology Officer or General Counsel.
1.25    “Lam Competitor” means [†].
1.26    “Lam Competitive Field” means equipment and processes used for fabricating semiconductor devices, but if the equipment or process has application outside of fabricating semiconductor devices, such application(s) is not within the Lam Competitive Field.
1.27    “Lam Collaboration Technology Products” means any Other NanoString Product (a) Covered by a Valid Claim of a Patent that claims the Lam Collaboration Technology in the country of manufacture, use, sale, offer for sale or importation

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into; or that (b) incorporates or utilizes any Lam Collaboration Technology disclosed to Nanostring in accordance with Section 6.1.4 identified as such by the JSC pursuant to Section 2.1.1(f).
1.28    “Law” means any and all applicable federal, state, provincial, local, municipal, foreign, or other law, statute, constitution, principle of common law, ordinance, code, directive, order, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority having jurisdiction over or related to the subject items and that are in force as of the Effective Date or come into force during the Term, as the same may be amended from time to time.
1.29    “NanoString Competitive Field” means molecular profiling applications (as described in the definition of the Field) in a manner similar to the NanoString Platform, but if a product or process has application outside of molecular profiling applications, such application(s) is not within the NanoString Competitive Field.
1.30    “NanoString Platform” means NanoString’s nCounter® Analysis System, Digital Spatial Profiling system, and Hyb & Seq system,  including future generations of the nCounter Analysis System, Digital Spatial Profiling (DSP) system, and Hyb & Seq system and NanoString’s molecular barcoding technology, NanoString CodeSets and TagSets, Hyb & Seq barcodes, the algorithms, analyses, chemistry, computer software, reagents, consumables, designs, hardware, instrumentation, processes, and sample preparations used with any nCounter, Hyb & Seq, or Digital Spatial Profiling system, and includes without limitation the molecular expression profiles, signatures and assays to which NanoString has proprietary rights
1.31    “Net Sales” means the gross amounts invoiced by NanoString, Lam or their respective Affiliates or Sublicensees (each, a “Selling Party”) for sales, leases or other commercial dispositions of Product, Lam Collaboration Technology Product, Joint Collaboration Technology Product or Royalty Secondary Components, as applicable, (each, a “Royalty Product”) to a Third Party customer, less the following deductions to the extent included in such gross invoiced amounts or otherwise incurred by the Selling Party with respect to the sale of such Royalty Products: (i) any rebates, quantity, trade and cash discounts, charge-backs and other usual and customary discounts; (ii) retroactive price reductions, credits or allowances, including for recalls or damaged Royalty Products; (iii)  customary fees paid to distributors, including group purchasing organizations; (iv) sales credits accrued in accordance with U.S. GAAP directly attributable to sales, leases or other commercial dispositions of Royalty Products, including price protection, shelf stock adjustments, adjustments for uncollectible accounts and other price adjustments; (v) returns of such Royalty Product for any reason; (vi) freight, postage, shipping and insurance charges with respect to such Royalty Product(s); and (vii) sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such Royalty Product(s), including value-added taxes, in each case to the extent not reimbursed. Each of the foregoing deductions shall be determined as occurred in the ordinary course of business in accordance with Accounting Standards.
For clarity, sales of Royalty Product(s) between a Party and its Affiliates for resale shall be excluded from Net Sales, but the subsequent resale (or lease or other commercial disposition) of such Royalty Product(s) shall be included in Net Sales.
In the event that a Royalty Product that is subject to royalties hereunder is sold, leased or otherwise subject to a commercial disposition, together for a single price with one or more products or components that are not Royalty Products subject to royalties hereunder (a “Combination”), the gross amount invoiced for such Royalty Product for purposes of calculating Net Sales shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Royalty Product sold (leased or disposed of) separately and “B” is the gross amount invoiced for such other product(s) or service(s) sold separately in the same calendar quarter in the same country. In the event the Royalty Product or such other product(s) or component(s) are not sold (leased or disposed of) separately as described above, the portion of the gross amount invoiced for such Combination to be included in Net Sales for purposes of royalty determination shall be as reasonably allocated by the Selling Party based upon the relative commercial values of the Royalty Product and such other product or component included in the Combination.
1.32    “Other NanoString Product” means any product or service developed, manufactured or commercialized by or on behalf of NanoString or its Affiliates, other than Products.
1.33    “Patents” means (a) patents and patent applications (provisional and non-provisional) anywhere in the world, (b) all divisionals, continuations, continuations-in-part thereof, or any other patent application claiming priority, or entitled to claim priority to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or are entitled to claim priority, and (c) all patents issuing on any of the foregoing anywhere in the world, together with all registrations, reissues, substitutions, re-examinations, patents of addition, renewals, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing anywhere in the world.
1.34    “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, or Governmental Authority.

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1.35    “Product” means the Instrument and Assays. The Product may utilize Secondary Components if the JSC determines to include them in Product pursuant to the Development Plan.
1.35.1    “Instrument” means (a) the Hyb & Seq. sequencing platform that is Developed pursuant to the Development Plan, including for use as a research only platform and as a clinical diagnostic platform, or (b) any sequencing platform developed by NanoString based on the NanoString Collaboration Technology outside of the Development Plan that has substantially similar features, performance, intended market and cost as the sequencing platform described in (a).
1.35.2    “Assays” means any consumable kit, panel, or diagnostic test that is designed to run on the Instrument. For the avoidance of doubt, Assays include kits, panels, or diagnostic tests that run on the Instrument and are developed outside of the Development Plan.
1.36    “Product Rate” means [†] percent ([†]%) multiplied by the Funding Percentage.
1.37    “Prosecution” means the filing, preparation, prosecution (including any interferences, reissue proceedings, reexaminations, and oppositions and similar proceedings), and maintenance of Patents, including obtaining patent term extensions, regulatory exclusivity, supplemental protection certificates, or their equivalents with respect thereto. When used as a verb, “Prosecute” means to engage in Prosecution.
1.38    “Regulatory Approvals” means, with respect to the Product and in a given regulatory jurisdiction, any and all approvals, clearances, exemptions, product and/or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the Development, commercial manufacture, use, storage, import, export, transport, or Commercialization of such Product in such regulatory jurisdiction.
1.39    “Regulatory Authority” means any Governmental Authority or other authority responsible for granting Regulatory Approval, including the CDRH or any other Center of the FDA, the EMA, or any corresponding national or regional authorities responsible for granting, or governing the grant of, Regulatory Approval, and any successor(s) thereto.
1.40    “Regulatory Filings” means any and all regulatory applications, filings, approvals, licenses, registrations, submissions, and authorizations, and associated correspondence made to or received from a Regulatory Authority in a jurisdiction, required to Develop, manufacture, and Commercialize products or to seek or support Regulatory Approvals in such jurisdiction, including, as applicable, any submission of applications for clinical trials exemptions or authorizations, marketing authorizations or pricing and reimbursement approvals.
1.41    “Royalty Secondary Component” means any Secondary Component Developed pursuant to the Development Plan, (a) which incorporates or utilizes the Lam Component Technology identified as such by the JSC pursuant to Section 2.1.1(f) or (b) which is Covered by a Valid Claim of a Patent that claims any Lam Component Technology in the country of manufacture, use, sale, offer for sale or importation into.
1.42    “Royalty Term” means, on a country-by-country and product-by-product basis, (a) with respect to Lam Collaboration Technology Products, the period commencing on first commercial sale, lease or commercial disposition of a Lam Collaboration Technology Product and ending on the date when such Lam Collaboration Technology Product is no longer Covered by (i)  a Valid Claim of a Patent Controlled by Lam that claims the Lam Collaboration Technology, and (ii) such product no longer incorporates or is based on any Lam Collaboration Technology, and (b) with respect to Joint Collaboration Technology Products, the period commencing on first commercial sale of a Joint Collaboration Technology Product and ending on the date when such Joint Collaboration Technology Product is no longer Covered by a Valid Claim of a Patent within the Joint Collaboration Technology, and such Product no longer incorporates or includes any trade secret within the Joint Collaboration Technology, and (c) with respect to Royalty Secondary Components, the period commencing on first commercial sale of a Royalty Secondary Component and ending on the date when such Royalty Secondary Component is no longer Covered by a Valid Claim of a Patent within the Lam Component Technology, and such Royalty Secondary Component no longer incorporates or includes any trade secret within the Lam Component Technology.
1.43    “Secondary Component” has the meaning set forth in the Secondary Component Development Plan.
1.44    “Senior Officer” means the CEO of NanoString (or one of his direct reports) and a Senior or Executive Vice-President of Lam (or one of his or her direct reports), as applicable.
1.45    “Sublicensee” means, with respect to a Party, a Third Party to whom such Party grants a license to use Collaboration Technology to manufacture and Commercialize Royalty Products.
1.46    “Territory” means worldwide.
1.47    “Third Party” means any Person other than Lam, NanoString, and their respective Affiliates.

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1.48    “Trademarks” means all registered or unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, artwork, and combinations thereof, and other indicia of origin, including all applications for registration and registrations of any such marks and renewals for any of the foregoing.
1.49    “United States” or “U.S.” means the United States of America and all its territories and possessions.
1.50    “Valid Claim” means any issued claim of any Patent that has not been permanently revoked, nor held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed in the time allowed for appeal, and which have not been cancelled, withdrawn or abandoned or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.51    Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Actual Development Costs”	4.2.2
“Agreement”	Preamble
“Auditor”	4.8.2
“Breaching Party”	10.2.1
“Chair”	2.1.2(a)
“Change of Control”	6.4.3.1
“Combination”	1.31
“Common Stock”	4.3
“Cost Report”	4.2.2
“Covered Persons”	Exhibit B-1(c)(ix)
“Derivative Securities”	Exhibit B-1(a)(i)
“Development Failure”	2.1.6
“Development Funding”	4.2.1
“Development Term”	2.1.2(b)
“Disclosing Party”	7.1
“Disputes”	11.1
“Disqualification Events”	Exhibit B-1(c)(ix)
“Effective Date”	Preamble
“Exchange Act”	Exhibit B-1(a)(i)
“Executive Meetings”	2.2
“First Quarter Costs”	4.1
“Force Majeure”	12.3
“Forecast”	4.2.1
“FTE Costs”	3.1.3
“Hyb & Seq Technology”	2.1.3
“Indemnification Claim”	8.3
“Indemnitee”	8.3
“Indemnitor”	8.3
“Joint Collaboration Technology”	6.1.3
“Joint Patents”	6.5.2.1
“JSC”	2.1.1
“Lam Background Technology”	6.1.2(b)
“Lam Collaboration Technology”	6.1.3
“Lam Component Technology”	6.2.4
“Lam Indemnitees”	8.1
“Lam”	Preamble
“Losses and Claims”	8.1

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“Material Adverse Effect”	Exhibit B-1(c)(i)
“Material Contracts”	Exhibit B-1(c)(iv)
“NanoString Background Technology”	6.1.2(a)
“NanoString Collaboration Technology”	6.1.3
“NanoString Indemnitees”	8.2
“NanoString”	Preamble
“Non-Breaching Party”	10.2.1
“Party” or “Parties”	Preamble
“Patent Dispute”	11.4
“Quarterly Budget”	4.2.1
“Quarterly Estimate”	4.2.1
“Receiving Party”	7.1
“Representatives”	9.2.1
[†]	[†]
[†]	[†]
[†]	[†]
“Royalty Cap”	4.5.1(f)
“Royalty Product”	1.31
“SEC Reports”	Exhibit B-1(c)(v)
“SEC”	Exhibit B-1(a)(iii)
“Securities Act”	Exhibit B-1(c)(iii)
“Selling Party”	1.31
“Solicitor”	Exhibit B-1(c)(ix)
“Sub-Team”	2.1.5
“Term”	10.1
“Warrant Shares”	4.3
“Warrant”	4.3

2.	GOVERNANCE.
2.1    Joint Steering Committee.
2.1.1    Generally. The Parties hereby establish a joint steering committee (the “JSC”) to oversee and coordinate the overall conduct and progress of the Collaboration during the Term. The JSC shall:
(a)oversee, review and coordinate the Parties’ activities pursuant to the Collaboration;
(b)monitor progress and expenditures against the Development Plan, and associated budgets;
(c)review and approve amendments and modifications to the Development Plan;
(d)establish and disband Sub-Teams in accordance with Section 2.1.5;
(e)determine whether a Development Failure has occurred with respect to the Product and, if so, whether to wind-down the Collaboration and terminate this Agreement, in each case in accordance with Section 2.1.6;
(f)identify all technology used or created under this Agreement as (i) Nanostring Background Technology, (ii) Lam Background Technology or (iii) Collaboration Technology (which shall further be identified as Lam, Joint or NanoString Collaboration Technology), and the Parties may convene a Sub-Team, as provided for in sub-section (d) of this Section 2.1.2 for this purpose); and
(g)perform such other duties as are specifically assigned to the JSC under this Agreement.
2.1.2    Membership; Meetings.
(a)Membership. The JSC shall be composed of three (3) employees from each of Lam and NanoString or such other equal number as the Parties may agree. The initial members of the JSC are set forth on Schedule 2.1.2. The JSC shall have at least one (1) representative from each Party with relevant decision-making authority, such that the JSC is

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able to effectuate decisions within the scope of its authority. Any member of the JSC may designate a substitute, who is an employee of such Party, to attend JSC meetings upon prior written notice to the other Party. The JSC shall be chaired by an employee of NanoString (the “Chair”). Ad hoc guests who are subject to written confidentiality obligations commensurate in scope to the provisions in Article 7 may be invited to the JSC meetings, as mutually agreed by the Parties. Each Party may replace its JSC members with other of its employees, at any time, upon written notice to the other Party.
(b)Meetings. During the period in which Lam is providing Development Funding in accordance with Article 4 (the “Development Term”), the JSC shall meet, in person, by teleconference, or by video-teleconference, at least one (1) time per month; provided that at least two (2) JSC meetings per calendar year must be in person. Notwithstanding the foregoing, either Party may request additional meetings of the JSC, and the JSC will meet by teleconference or by video-teleconference within ten (10) Business Days of any such request reasonably made by a Party. In-person meetings shall alternate between NanoString’s facilities in Seattle, Washington and Lam’s facilities whenever possible, unless otherwise agreed by the Parties. After the expiration of the Development Term, the JSC shall meet as often as the JSC shall determine; provided that either Party may, in its sole discretion, terminate its participation on the JSC any time thereafter by providing thirty (30) days’ prior written notice to the other Party. Should either Party elect to terminate its participation in the JSC prior to the expiration of the Term, the Parties will amend the decision-making and disclosure rights and obligations enumerated in this Agreement to preserve the Parties respective rights and obligations in the absence of participation through the JSC.
2.1.3    Decision-Making; Limitations on JSC. Decisions of the JSC shall be made by consensus, with the representatives of each Party having, collectively, one (1) vote in all decisions. The JSC shall have only such powers as are specifically assigned to it in this Agreement, and such powers shall be subject to the terms and conditions set forth herein. Without limiting the generality of the foregoing, the JSC shall have no power to amend, modify or waive compliance with this Agreement, or take any action which, under the terms of this Agreement, requires the consent or agreement of either or both of the Parties, without having received such consent or agreement. In the event that the JSC is unable to reach a consensus decision on a matter that is within its decision-making authority within ten (10) Business Days after it has met and used best efforts to reach consensus with respect to such decision, then the Chair may refer such disagreement to a meeting between the Senior Officers for resolution. Such meeting shall take place as soon as practicable, but in no event later than ten (10) Business Days after the date of the applicable referral. If the Senior Officers of the Parties cannot, in good faith, resolve such disagreement within five (5) Business Days after such meeting or such longer period as is agreed by the Senior Officers (such agreement not to be unreasonably withheld), then NanoString shall have final decision-making authority. Notwithstanding the foregoing, decisions regarding (i) Development Failure, (ii) amendments and modifications to the Development Plan that will delay Development by [†] or result in a Product that no longer relies on the Hyb& Seq Technology, (iii) decisions on technology ownership pursuant to Section 2.1.1(f), (iv) amendments and modifications to the Development Plan that alter the ultimate target market for the Product away from clinical diagnostic sequencing, and (v) proposed budget increases that would result in the Quarterly Budget for the [†] covered by a Forecast to be [†], cannot be taken without concurrence of the Parties. For purposes of the foregoing, the “Hyb & Seq Technology” means the subject matter claimed in the patent applications set forth on Schedule 2.1.3 or substantially related thereto.
2.1.4    Chairs; Minutes. The Chair shall be responsible for calling meetings, preparing and circulating the agenda for each meeting of the JSC, and preparing and circulating minutes within ten (10) days after each meeting of the JSC setting forth, among other things, a summary, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions, or determinations approved by the JSC. Such minutes shall be effective only after being approved by both Parties. Definitive minutes of all JSC meetings shall be finalized no later than fifteen (15) days after the meeting to which the minutes pertain.
2.1.5    Sub-Teams. From time to time, the JSC may create sub-teams that will be responsible for assisting the Parties with respect to various activities undertaken pursuant to the Collaboration (each, a “Sub-Team”).
2.1.6    Development Failure. If, [†] (a “Development Failure”), the JSC shall meet to determine whether to wind-down the Collaboration and terminate this Agreement.
2.1.7    Royalty Generating Technology. At each meeting (as applicable), the JSC shall discuss whether any products or processes offered by either Party give rise to an obligation to pay royalties under this Agreement.
2.2    Executive Updates. During the first twelve (12) full calendar quarters after the Effective Date, the Senior Officers shall hold quarterly meetings (the “Executive Meetings”), pursuant to which each Party will provide updates regarding the Product Development and Secondary Component Development hereunder. The Executive Meetings shall be in addition to the JSC meetings set forth above. At each Executive Meeting that occurs, NanoString shall also provide Lam with a non-confidential update regarding NanoString’s business activities, which shall comprise information generally made available to NanoString’s shareholders.

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3.	DEVELOPMENT AND COMMERCIALIZATION.
3.1    Development.
3.1.1    The Product Development Plan shall set forth a plan to Develop the Product based on the NanoString Technology and certain technical contributions made by Lam, utilizing funding provided by Lam in accordance with Sections 4.1 and 4.2. NanoString will lead the Product Development with engineering support from Lam, as set forth in further detail in the Product Development Plan. In addition to the plan to Develop the Product set forth in the Product Development Plan, the Development Plan will include a plan to conduct certain Development activities for Secondary Components, as set forth in the Secondary Component Development Plan. NanoString will utilize its facilities to Develop the Product and will have access to Lam’s facilities as appropriate to support such activities and as set forth in the Development Plan. The Development Funding is intended for use solely to fund Development Costs, and NanoString will not deliberately apply the Development Funding toward any other purpose.
3.1.2    During the Development Term, NanoString shall use Commercially Reasonable Efforts to conduct the Product Development activities assigned to NanoString in the Product Development Plan, including in accordance with the timelines provided therein; and Lam shall use Commercially Reasonable Efforts to conduct the Product Development activities assigned to Lam as described in the Product Development Plan, including in accordance with the timelines provided therein. The Parties shall work in good faith to conduct the Secondary Component Development activities set forth in the Secondary Component Development Plan in accordance with such timelines. The Development Plan may be updated or modified from time to time by the Parties, in each case subject to approval by the JSC in accordance with Section 2.1.3.
3.1.3    NanoString shall reimburse Lam for certain FTE costs incurred by Lam in the performance Product Development activities in accordance with the Product Development Plan, at the FTE Rate and in accordance with the budget set forth therein (such costs and expenses, collectively, “FTE Costs”); provided that in no event shall NanoString be obligated to reimburse Lam for more than ten (10) FTEs during any year during the Development Term. Lam shall invoice NanoString for FTE Costs on a quarterly basis, and NanoString shall pay such invoices within thirty (30) days of the invoice date. Each such invoice shall be accompanied by a detailed report accounting for the time spent by such FTEs. Lam shall provide, at its own cost and expense, [†] to [†] FTEs, as reasonably determined by Lam to be necessary, to conduct Secondary Component Development activities in accordance with the Secondary Component Development Plan. In the event Secondary Components are incorporated into the Product Development Plan, Lam’s obligation to provide, at its own cost and expense, [†] to [†] FTES will continue through the completion of the Development of such Product.
3.2    Updates and Information Relating to Development Activities.
3.2.1    During the Development Term, at each JSC meeting, NanoString shall provide Lam with updates with respect to its progress under the Development Plan.
3.2.2    During the Development Term, at each JSC meeting, Lam shall provide to NanoString with updates with respect to its progress under the Development Plan.
3.3    Manufacture. As between the Parties, NanoString shall have the sole right to manufacture of the Product and shall do so in material compliance with applicable Law.
3.4    Commercialization. As between the Parties, NanoString shall have the sole right to Commercialize the Product in the Territory, including the right to engage Third Parties to Commercialize the Product on its behalf. After receipt of all necessary Regulatory Approvals, NanoString will use Commercially Reasonable Efforts to make the Product available in the Territory.
3.5    Regulatory Approvals. NanoString shall have the sole right to seek, obtain and maintain Regulatory Approvals for the Product in the Territory and shall have sole responsibility for all interactions with Regulatory Authorities regarding the Product.
3.6    Conduct and Records; Audit Rights; Subcontractors; Materials.
3.6.1    Conduct. Each Party shall conduct all of its activities in connection with the Collaboration in good scientific manner, and in compliance in all material respects with all requirements of applicable Laws.
3.6.2    Records. Each Party shall maintain complete and accurate records of all work conducted during the Term in furtherance of the Collaboration and in compliance with applicable Law, including all results, data, and developments made in conducting such activities. Such records shall be complete and accurate and shall properly reflect all such work done and results achieved in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Without limiting the foregoing or being limited thereby, each Party agrees to retain all such records for the time required by applicable Law, and allow for auditing by Regulatory Authorities of all such records.

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3.6.3    Subcontracting. Either Party may discharge its duties under this Agreement and otherwise perform any activities in support of the Collaboration through its Affiliates and through subcontracting to Third Parties; provided that, with respect to Affiliates and subcontractors performing activities under the Development Plan:
(a)Any Third Party subcontractor to whom such Party discloses the other Party’s Confidential Information shall enter into an appropriate written agreement obligating such Third Party to be bound by (i) obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article 7, and (ii) the invention assignment and ownership of data and results provisions that allow for the allocation of ownership provided for in Article 6; and
(b)The subcontracting Party shall at all times be responsible for and ensure the performance of its Third Party subcontractor hereunder.

4.	FINANCIAL TERMS.
4.1    Initial Development Funding Payment. NanoString’s estimate of its Development Costs for the period commencing on August 1, 2017 and ending on September 30, 2017 (“First Quarter Costs”) is set forth on Schedule 4.1. Lam shall make a payment to NanoString equal to the First Quarter Costs within five (5) Business Days of the Effective Date.
4.2    Development Funding.
4.2.1    Quarterly Estimate. Including the First Quarter Costs, Lam will provide NanoString with up to Fifty Million Dollars ($50,000,000) in funding for Development Costs (“Development Funding”) in accordance with Section 4.1 and this Section 4.2. Not less than thirty (30) days prior to end of each calendar quarter (beginning with the calendar quarter ending September 30, 2017), NanoString will provide Lam with an estimate of its Development Costs to be incurred in the performance of the Development Plan during the following quarter (“Quarterly Estimate”). Within thirty (30) days of receipt of each such Quarterly Estimate, Lam will make a payment to NanoString equal to the Quarterly Estimate. To facilitate budgeting with respect to the Quarterly Estimate, NanoString will provide Lam with a rolling one (1) year forecast of its good faith estimate of its estimated Development Costs (each, a “Forecast”) on a quarterly basis, not less than thirty (30) days prior to the first day of the first calendar quarter covered by such Forecast. Each Forecast shall break down such budget on a quarterly basis (the portion of a Forecast for each quarter, a “Quarterly Budget”).
4.2.2    True-Up. Within sixty (60) days after the end of each calendar quarter during the Development Term, NanoString will provide Lam with a report (each, an “Cost Report”) setting forth the Development Costs actually incurred by NanoString (the “Actual Development Costs”) during such quarter. If the Actual Development Costs exceed the Quarterly Estimate paid to NanoString for such calendar quarter, Lam shall increase the payment of the Quarterly Estimate made to NanoString pursuant to this Section 4.2 for the following calendar quarter by the difference between such Actual Development Costs and such Quarterly Estimate. If Actual Development Costs are less than the Quarterly Estimate paid to NanoString for a given quarter, Lam shall decrease the payment of the Quarterly Estimate made to NanoString pursuant to this Section 4.2 for the following calendar quarter by the difference between such Quarterly Estimate and such Actual Development Costs.
4.2.3    Payments. All payments of Development Funding made pursuant to this Section 4.2 shall be non-refundable. Notwithstanding the foregoing, in the event that the parties determine that there has been a Development Failure, and all Development activities are discontinued, any Development Funding advanced by Lam that has not been committed or spent by NanoString shall be refunded to Lam. Lam shall provide Development Funding to cover all amounts incurred by NanoString in the performance of Development activities hereunder, up to the Fifty Million Dollar ($50,000,000) cap set forth in Section 4.2.1. Any failure by Lam to provide NanoString with the Development Funding requested by NanoString in the Quarterly Estimates shall be a material breach of this Agreement.
4.3    Equity/Warrant. Pursuant to, and subject to the representations and warranties, covenants, agreements conditions set forth herein (including those set forth in Exhibit B-1 hereto), NanoString shall issue Lam a warrant (the “Warrant”) to purchase up to one million (1,000,000) shares (“Warrant Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”) at a per share exercise price of the greater of $16.75 and the closing bid price on the date of execution per share in the form attached hereto as Exhibit B-2.
4.4    FTE Costs. NanoString will reimburse Lam for FTE Costs in accordance with Section 3.1.3 on a quarterly basis. For avoidance of doubt, NanoString and Lam agree that no employee can be billed hereunder for more than the FTE Rate.
4.5    Royalties
4.5.1    By NanoString.
(a)During the Term, NanoString will pay to Lam a running royalty equal to the Product Rate multiplied by Net Sales of Product by NanoString, its Affiliates or Sublicensees in the Territory.

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(b)During the Royalty Term, NanoString will pay to Lam a running royalty equal to [†] percent [†]%) Net Sales of Lam Collaboration Technology Products by NanoString, its Affiliates or Sublicensees.
(c)During the Royalty Term, NanoString will pay to Lam a running royalty equal to [†] percent [†]%) of Net Sales of Joint Collaboration Technology Products, which are not also Lam Collaboration Technology Products, by NanoString, its Affiliates or Sublicensees.
(d)During the Royalty Term, NanoString will pay to Lam a running royalty equal to [†] percent [†]%) of Net Sales of Royalty Secondary Components by NanoString, its Affiliates or Sublicensees.
(e)If NanoString or its Affiliate or Sublicensee is required to make payments to a Third Party for the use of patent rights held by, or acquired from, such Third Party that Cover a Lam Collaboration Technology Product subject to royalties under Section 4.5.1(b), a Joint Collaboration Technology Product subject to royalties under Section 4.5.1(c), or a Royalty Secondary Component subject to the royalties under Section 4.5.1(d), NanoString will be entitled to credit up to fifty percent (50%) of the amounts actually paid by NanoString or its Affiliates or Sublicensees to such Third Parties against the royalties due to Lam under Section 4.5.1(b) or Section 4.5.1(c), as applicable. In no event will royalties to Lam be so reduced by more than fifty percent (50%) of such royalties otherwise payable to Lam hereunder. For clarity, this Section 4.5.1(e) shall not apply with respect to royalties owed on Product under Section 4.5.1(a).
(f)Notwithstanding anything herein to the contrary, the total royalties paid by NanoString to Lam pursuant to this Section 4.5.1 shall be capped at One Hundred Fifty Million Dollars ($150,000,000) multiplied by the Funding Percentage (the “Royalty Cap”). For clarity, in no event shall the royalties set forth in Sections 4.5.1(a)-(d) be additive; only a single royalty may be applicable to any given Royalty Product sold by NanoString, its Affiliates or Sublicensees (which shall be the highest royalty rate applicable).
4.5.2    By Lam.
(a)During the Royalty Term, Lam will pay to NanoString a running royalty equal to [†] percent ([†]%) of Net Sales of Joint Collaboration Technology Products by Lam, its Affiliates or Sublicensees.
(b)If Lam or its Affiliate or Sublicensee is required to make payments to a Third Party for the use of patent rights held by, or acquired from, such Third Party that Cover a Joint Collaboration Technology Product subject to royalties hereunder, Lam will be entitled to credit up to fifty percent (50%) of the amounts actually paid by Lam or its Affiliates or Sublicensees to such Third Parties against the royalties due to NanoString under this Section 4.5.2 with respect to such Joint Collaboration Technology Product. In no event will royalties to NanoString be so reduced by more than fifty percent (50%) of such royalties otherwise payable to NanoString hereunder.
(c)Notwithstanding anything herein to the contrary, the total royalties payable by Lam to NanoString pursuant to this Section 4.5.2 shall be capped at One Hundred Fifty Million Dollars ($150,000,000).
4.5.3    Reports and Payment.
(g)Within sixty (60) days after the end of each calendar quarter after the first commercial sale of Royalty Product on which royalties are owed by NanoString pursuant to this Agreement, NanoString shall provide Lam with a report setting forth the Net Sales by NanoString, its Affiliates and Sublicensees for such quarter and the royalties owed to Lam. NanoString shall pay Lam such royalties together with each such report.
(h)Within sixty (60) days after the end of each calendar quarter after the first commercial sale of Joint Collaboration Technology Product on which royalties are owed by Lam pursuant to this Agreement, Lam shall provide NanoString with a report setting forth the Net Sales of Joint Collaboration Technology Product by Lam, its Affiliates and Sublicensees for such quarter and the royalties owed to NanoString. Lam shall pay NanoString such royalties together with each such report.
4.6    Taxes and Withholding. If Laws require withholding of any taxes from any payment made in connection with this Agreement, the paying Party shall pay in a timely manner, to the appropriate Governmental Authority, such withholding taxes as required by Law and subtract the amount of such withholding taxes from the payment otherwise required to be made hereunder. The paying Party shall submit official receipts of payment of any withholding taxes to the other Party within a reasonable period of time. At the request of the Party receiving payment, such paying Party shall give such other Party reasonable assistance so that such other Party may ensure that any withholding taxes imposed are reduced as far as possible under the provisions of the applicable tax treaty, which assistance shall include the prompt provision of appropriate certificates of such deductions made together with other supporting documentation as may be required or requested by the relevant tax authority, to enable such other Party to claim exemption from such withholding or other tax imposed or obtain a repayment thereof or reduction thereof and shall provide such

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additional documentation from time to time as is reasonably required to confirm the payment of tax. In any event, each Party shall reasonably cooperate in filing any forms required for such reduction.
4.7    Method of Payment. All amounts payable hereunder shall be non-refundable and non-creditable, and shall be paid in United States dollars by bank wire transfer in immediately available funds to such bank account as may be designated in writing by the receiving party. This Section 4.7 shall in no way limit any other remedies available to the Parties. Payments required in this Agreement shall, if overdue, bear interest from the due date of such payments until payment at the lower of either a per annum rate 2% above the prime rate in effect at the J.P. Morgan Chase Bank, N.A., New York, New York, U.S.A. or the highest interest rate permissible under applicable Law.
4.8    Records and Audit Rights.
4.8.1    Lam shall maintain complete and accurate records in sufficient detail in accordance with its Accounting Standards in relation to this Agreement to permit NanoString to confirm the accuracy of the amount of any FTE Costs to be reimbursed by NanoString under this Agreement and the corresponding report made to NanoString. NanoString shall maintain complete and accurate records in sufficient detail in accordance with its Accounting Standards in relation to this Agreement to permit Lam to confirm the accuracy of the amount of any Development Expenses incurred by NanoString under this Agreement and the corresponding Cost Report. Each Party shall maintain complete and accurate records in sufficient detail in accordance with its Accounting Standards in relation to this Agreement to permit the other Party to confirm the accuracy of the royalties to be paid under this Agreement.
4.8.2    Each Party will keep such books and records it is required to maintain under section 4.8.1 for at least three (3) years following the calendar year to which they pertain. Upon reasonable prior notice, such records shall be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to audited Party for the sole purpose of verifying the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, to the auditing Party pursuant to this Agreement. The results of any such audit shall be the Confidential Information of audited Party, subject to the protections of Article 7 below. Before beginning its audit, the Auditor shall execute an agreement reasonably acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit and any reports or summaries of such information prepared by the Auditor. Such audits may occur no more often than once each calendar year by each Party and not more frequently than once with respect to records covering any specific period of time. The auditing Party shall be entitled to audit the books and records of the audited Party from the three (3) calendar years prior to the calendar year in which the audit request is made. Such Auditor shall not disclose Lam’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by audited Party or the amount of payments to auditing Party under this Agreement. The Auditor shall provide the audited Party with a copy of any report provided to auditing Party as a result of an audit conducted pursuant to this Section 4.8. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount, as applicable, shall be settled promptly. The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to or underpayment by audited Party that resulted from a discrepancy in the financial report provided by audited Party for the audited period, which overpayment or underpayment was more than five percent (5%) of the amount set forth in such report, in which case the audited Party shall reimburse auditing Party for the costs for such audit.

5.	REPRESENTATIONS, WARRANTIES, AND COVENANTS; DISCLAIMERS.
5.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date that:
5.1.1    such Party is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;
5.1.2    execution of this Agreement and the performance by such Party of its obligations hereunder have been duly authorized by all necessary corporate action of such Party;
5.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with the terms hereof, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws relating to rights of creditors generally; and (b) rules of Law and equity governing specific performance, injunctive relief, and other equitable remedies;
5.1.4    the performance of this Agreement by such Party does not conflict with, or create a breach or default under, any other agreement to which it is a party, which conflict, breach or default would adversely affect such Party’s performance, or the other Party’s rights or performance, under this Agreement; and

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5.1.5    no government authorization, consent, approval, license, exemption of, or filing or registration with any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, under any Laws currently in effect, is necessary in connection with the execution and delivery of this Agreement, or for the performance by such Party of its obligations under this Agreement, except as may be required under the applicable Regulatory Approvals or Regulatory Filings related to the Development, Commercialization, or manufacture of Product or Secondary Components hereunder.
5.2    Additional Representations and Warranties of NanoString. NanoString hereby represents and warrants to Lam:
5.2.1    As of the Effective Date, there is no pending litigation, or to the Knowledge of NanoString threatened litigation, that alleges that NanoString has infringed or misappropriated any intellectual property rights of any Third Party, which litigation would adversely affect NanoString’s performance under this Agreement;
5.2.2    NanoString has not employed and, to its Knowledge, has not used a contractor or consultant that has employed, any individual or entity (a) debarred by the FDA (or subject to a similar sanction of any other applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (c) who has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, in each case, in the conduct of its activities prior to the Effective Date, and will not employ or use any such individual or entity in its performance under this Agreement; and
5.2.3    NanoString will perform its obligations under the Collaboration in accordance with all applicable Law.
5.3    Additional Representations and Warranties of Lam. Lam hereby represents and warrants to NanoString:
5.3.1    As of the Effective Date, there is no pending litigation, or to the Knowledge of Lam threatened litigation, that alleges that Lam has infringed or misappropriated any intellectual property rights of any Third Party, which litigation would adversely affect Lam’s performance under this Agreement;
5.3.2    Lam has not employed and, to its Knowledge, has not used a contractor or consultant that has employed, any individual or entity (a) debarred by the FDA (or subject to a similar sanction of any other applicable Regulatory Authority), (b) who is the subject of an FDA debarment investigation or proceeding (or similar proceeding of any other applicable Regulatory Authority), or (c) who has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992, in each case, in the conduct of its activities prior to the Effective Date, and will not employ or use any such individual or entity in its performance under this Agreement; and
5.3.3    Lam will perform its obligations under the Collaboration in accordance with all applicable Law.
5.4    DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 5.1, 5.2 AND 5.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING, OR WITH RESPECT TO THE OUTCOME OR RESULTS OF ANY ACTIVITIES TO BE PERFORMED PURSUANT TO THE COLLABORATION OR ANY OTHER ACTIVITIES UNDER THIS AGREEMENT.

6.	INTELLECTUAL PROPERTY.
6.1    Ownership of Technology.
6.1.1    Inventorship of Collaboration Technology shall be determined:
(a) as to patentable Collaboration Technology by application of U.S. patent Laws pertaining to inventorship, and
(b) as to non-patentable Collaboration Technology, by contribution.
6.1.2    Notwithstanding anything herein to the contrary, as between the Parties,
(a) NanoString shall own and retain all technology and intellectual property rights owned or controlled by NanoString prior to the Effective Date or developed by or on behalf of NanoString outside of this Agreement and prior to the end of the Term (“NanoString Background Technology”) and associated intellectual property rights, and

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(b) Lam shall own and retain all technology and intellectual property rights owned or controlled by Lam prior to the Effective Date or developed by or on behalf of Lam outside of this Agreement and prior to the end of the Term (“Lam Background Technology”) and associated intellectual property rights.
6.1.3    As between the Parties: (a) Collaboration Technology made or conceived solely by or on behalf Lam, (collectively, the “Lam Collaboration Technology”) together with all intellectual property rights therein, shall be solely owned by Lam; (b) Collaboration Technology made or conceived solely by or on behalf NanoString, (collectively, the “NanoString Collaboration Technology”) together with all intellectual property rights therein, shall be solely owned by NanoString; and (c) Collaboration Technology made or conceived jointly by or on behalf of the Parties (collectively, the “Joint Collaboration Technology”) together with all intellectual property rights therein, shall be jointly owned by the Parties. Each Party may license and otherwise exploit its interest in the Joint Collaboration Technology without reporting or accounting to, or consent from, the other Party. Notwithstanding the foregoing, NanoString may not license Joint Collaboration Technology to Lam Competitors.
6.1.4    During the Term, each Party agrees to promptly disclose to the JSC all Collaboration Technology made by it, on its behalf or by its Affiliates and promptly disclose to the JSC any intellectual property filings it or its Affiliates intend to file to protect or Cover such Collaboration Technology. All information disclosed pursuant to this Section 6.1.4 shall be the Confidential Information of the disclosing Party.
6.1.5    During the Term, each Party (a) shall enter into binding agreements obligating all employees performing activities under this Agreement during the Term to assign, and (b) shall use reasonable efforts to enter into binding agreements obligating all such Party’s agents and consultants performing activities under this Agreement during the Term to assign, to such Party such Person’s right, title, and interest in any Collaboration Technology (including all intellectual property rights therein).
6.2    Licenses to NanoString.
6.2.1    Lam hereby grants to NanoString a non-exclusive license under all its rights (including all such intellectual property rights) to the Lam Collaboration Technology and to [†] solely to the extent necessary to conduct its activities under the Development Plan in accordance with this Agreement.
6.2.2    Lam hereby grants to NanoString a worldwide, non-exclusive license, including the limited right to grant and authorize sublicenses (subject to Section 6.4.4), under the Lam Collaboration Technology, and [†], together in each case with all intellectual property rights therein, to make, have made, use, offer for sale, sell, import and otherwise exploit Products. Such license shall be subject to the royalties set forth in Section 4.5.1(a). For clarity, [†].
6.2.3    Lam hereby grants to NanoString a worldwide, non-exclusive license, including the right to grant and authorize sublicenses (subject to Section 6.4.4), under the Lam Collaboration Technology, together with all intellectual property rights therein, to make, have made, use, offer for sale, sell, import and otherwise exploit Other NanoString Products in the Field. Such licenses shall be subject to the royalties set forth in Section 4.5.1(b). For clarity, the foregoing license shall not include the right for NanoString (or its successors or assigns) to use the Lam Collaboration Technology to make, have made, use, offer for sale, sell, import and otherwise exploit products or services outside of the Field.
6.2.3    Lam hereby grants to NanoString a worldwide, non-exclusive license, including the right to grant and authorize sublicenses (subject to Section 6.4.4), [†] (such [†], the “Lam Component Technology”), together with [†]. Such [†].
6.3    License to Lam. NanoString hereby grants to Lam a non-exclusive license under all its rights (including all such intellectual property rights) to NanoString Collaboration Technology and [†] in accordance with this Agreement.
6.4    IP Restrictions, Sublicenses [†].
6.4.1    Lam Collaboration Technology. Lam hereby agrees not to use, directly or indirectly, the Lam Collaboration Technology for applications within the Field during [†]. Thereafter, Lam may use the Lam Collaboration Technology in the Field, subject to the rights and licenses granted to NanoString hereunder. For clarity, Lam shall retain the right to use the Lam Collaboration Technology outside of the Field at any time.
6.4.2    Joint Collaboration Technology.
6.4.1    Restrictions on Lam.
(a)Lam hereby agrees not to use, directly or indirectly, the Joint Collaboration Technology for applications in the Field [†].
(b)Lam shall not, at any time, use (directly or indirectly) any Joint Collaboration Technology that [†] or [†], to make, have made, use, offer for sale, sell, import and otherwise exploit products or services for applications in the

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NanoString Competitive Field. Lam shall retain the right to use the Joint Collaboration Technology for applications outside of the Field at any time.
6.4.2    Restrictions on NanoString.
(a)NanoString hereby agrees not to use, directly or indirectly, the Joint Collaboration Technology for applications outside of the Field [†].
(b)NanoString shall not, at any time, use, directly or indirectly, the Joint Collaboration Technology, which Joint Collaboration Technology [†] or [†], to make, have made, use, offer for sale, sell, import and otherwise exploit products or services for applications in the Lam Competitive Field.
6.4.3    Springing Restrictions on NanoString.
6.4.3.1    Lam Collaboration Technology. In the event of [†] (a “Change of Control”), [†], and NanoString [†].
6.4.3.2    Joint Collaboration Technology. In the event of [†], which [†].
6.4.4    Sublicenses. NanoString’s right to grant and authorize sublicenses under the licenses granted in Sections 6.2.2, 6.2.3 and 6.2.4 shall not include the right to grant or authorize sublicenses to Third Parties to develop and commercialize their own products, independently from NanoString and without use of the NanoString Platform. In addition, NanoString is [†] or any Lam Collaboration Technology on a stand-alone basis for any purpose outside of the scope of the licenses granted in Section 6.2.2, 6.2.3 and 6.2.4.
6.4.5    [†]. During the [†], which [†]. NanoString may [†]. Upon Lam’s [†].
6.5    Prosecution of Patents for the Collaboration Technology.
6.5.1    Sole Collaboration Technology. NanoString shall have the sole right to Prosecute Patents for the NanoString Collaboration Technology. NanoString shall bear all costs incurred by NanoString in Prosecuting such Patents. Lam shall have the sole right to Prosecute Patents for the Lam Collaboration Technology. Lam shall bear all costs incurred by Lam in Prosecuting such Patents.
6.5.2    Joint Collaboration Technology.
6.5.2.1    NanoString shall have the primary right to Prosecute any Patents within the Joint Collaboration Technology (“Joint Patents”). NanoString shall reasonably consult with Lam with respect to the Prosecution of the Joint Patents. NanoString shall keep Lam reasonably informed of its Prosecution of such Joint Patents and provide Lam with copies of material correspondence (including applications, office actions, responses, etc.) relating to Prosecution of such Patents. Lam may provide comments and suggestions with respect to any material actions to be taken by NanoString with respect to the Prosecution of such Patents, and NanoString shall take such comments into good faith consideration. NanoString shall not include in any Patent any Lam Confidential Information unless approved by Lam.
6.5.2.2    NanoString shall promptly give notice to Lam of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patents. NanoString may elect not to file or to cease Prosecution of Joint Patents on a country-by-country basis, and if it does so, NanoString shall give timely notice to Lam which notice will not be less than [†] days prior to any statutory bar date that would apply to the filing, or any due date for any payments or action required to be taken in connection with any pending application. Lam may by notice to NanoString assume Prosecution of such Joint Patents in such country(ies) at Lam’s expense; provided, however, the Parties acknowledge and agree that NanoString shall still retain its joint ownership rights in such Joint Patents and Lam shall keep NanoString reasonably informed with respect to the Prosecution thereof.
6.6    Trademarks. NanoString shall have the sole right to select, register and maintain the Trademarks which it employs in connection with branding the marketing, sale or distribution of the Product, at its own expense, and (as between the Parties) shall own all rights, title and interest in and to such Trademarks and all associated goodwill.
6.7    No Implied Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel or otherwise, other than the rights and licenses that are expressly granted under this Agreement.

7.	CONFIDENTIALITY.
7.1    Nondisclosure. Each Party agrees that, during the Term and for a period of seven (7) years thereafter, or for any Confidential Information that is maintained by a Party as a trade secret, for so long as such Party continues to maintain and treat such information as a trade secret, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving

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Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose other than exercising its rights and fulfilling its obligations under this Agreement and the Warrant.
7.2    Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:
7.2.1    is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;
7.2.2    was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;
7.2.3    is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;
7.2.4    is published by a Third Party or otherwise becomes publicly available or enters the public domain, other than as a result of a breach of its obligations under this Article 7 by the Receiving Party; or
7.2.5    is independently developed by or for the Receiving Party or its Affiliates without reference to, use of, or reliance upon the Disclosing Party’s Confidential Information.
7.3    Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party, to the extent such disclosure is reasonably necessary in the following instances:
7.3.1    subject to Section 7.5, for complying with Laws (including the rules and regulations of the Securities and Exchange Commission or any national securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;
7.3.2    solely with respect to NanoString, the file and maintain Regulatory Filings and Regulatory Approvals for the Product;
7.3.3    disclosure, solely on a “need to know basis,” to Affiliates, potential or actual research and development collaborators, commercialization partners, distributors, licensees, sublicensees, subcontractors, advisors (including attorneys and accountants), investment bankers, investors, lenders, acquirers or other potential financial partners, and their and each of the Parties’ respective directors, employees, contractors, and agents, each of whom, prior to any such disclosure, must be bound by obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article 7, which disclosure, for the avoidance of doubt, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement.
Where reasonably possible and subject to Section 7.5, the Receiving Party shall notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 7.3.1 prior to making such disclosure so as to allow the Disclosing Party a reasonable opportunity to take action to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect to such action; provided that, in any event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and shall only disclose such Confidential Information of the Disclosing Party as is necessary to comply with such Laws or judicial process.
7.4    Terms of this Agreement. The Parties agree that the terms of this Agreement are Confidential Information of both Parties, and each Party agrees not to disclose any of them, without the prior written consent of the other Party, except each Party may disclose the terms of this Agreement in accordance with the procedures of Sections 7.3, 7.5 and 7.8 (and the provisions related thereto).
7.5    Securities Filings. If either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document that describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto disclosing terms or conditions of this Agreement, and shall use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose such terms and conditions of this Agreement that it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 7.5 if the

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description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the either Party hereunder or otherwise approved by the other Party.
7.6    Relationship to Confidentiality Agreement. That certain Confidentiality Agreement, dated January 20, 2017, by and between Lam and NanoString shall remain in effect and applicable with respect to all information disclosed pursuant to it; provided that the Parties agree to amend, and hereby amend, such Confidentiality Agreement to extend the term to include the Term plus a period of [†] years thereafter and to terminate the standstill provisions set forth therein.
7.7    Publications. NanoString shall have the sole right to publish the results of the Collaboration.
7.8    Publicity. Upon execution of this Agreement, the Parties shall issue a press release announcing the existence of this Agreement in the form and substance as set forth in Schedule 7.8 hereto.

8.	INDEMNITY AND INSURANCE.
8.1    NanoString Indemnity. NanoString shall indemnify, defend, and hold harmless Lam and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “Lam Indemnitees”), from and against any and all damages, losses, suits, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments (“Losses and Claims”) resulting from any Third Party claim or proceeding against a Lam Indemnitee, to the extent that such claim or proceeding arises out of: (a) the negligence, recklessness, or wrongful intentional acts or omissions of NanoString, its Affiliates, or its licensees (excluding Lam and any Lam controlled Affiliates) and its or their respective directors, officers, employees, and agents, in connection with NanoString’s performance of its obligations or exercise of its rights under this Agreement; and (b) any material breach by NanoString of any representation, warranty, or covenant set forth in this Agreement; except for Losses and Claims to the extent (1) arising out of Section 4.3, Exhibits B-1 or B-2 or, for the avoidance of doubt, the Warrant, (2) covered by Section 8.2(a) or (b) or (3) reasonably attributable to any Lam Indemnitee having committed an act or acts of negligence, recklessness, or willful misconduct.
8.2    Lam Indemnity. Lam shall indemnify, defend, and hold harmless NanoString and its Affiliates, and their respective officers, directors, employees, agents, licensors, and their respective successors, heirs and assigns, and representatives (the “NanoString Indemnitees”), from and against any and all Losses and Claims, resulting from any Third Party claim or proceeding against a NanoString Indemnitee, to the extent that such claim or proceeding arises out of: (a) the negligence, recklessness, or wrongful intentional acts or omissions of Lam, its Affiliates, or its (sub)licensees and its or their respective directors, officers, employees, and agents, in connection with Lam’s performance of its obligations or exercise of its rights under this Agreement; and (b) any material breach by Lam of any representation, warranty, or covenant set forth in this Agreement; except for Losses and Claims to the extent (1) arising out of Section 4.3, Exhibits B-1 or B-2 or, for the avoidance of doubt, the Warrant, (2) covered by Section 8.1(a) or (b), or (3) reasonably attributable to any NanoString Indemnitee having committed an act or acts of negligence, recklessness, or willful misconduct.
8.3    Indemnification Procedure. A claim to which indemnification applies under Section 8.1 or Section 8.2 shall be referred to herein as an “Indemnification Claim.” If any Person or Persons (collectively, the “Indemnitee”) intends to claim indemnification under this Article 8, the Indemnitee shall notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be an Indemnification Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice shall not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor shall have the right to assume and control the defense of the Indemnification Claim at its own expense with counsel selected by the Indemnitor and to which the Indemnitee does not reasonably object. If the Indemnitor does not assume the defense of the Indemnification Claim as described in this Section 8.3, the Indemnitee may defend the Indemnification Claim but shall have no obligation to do so. The Indemnitee shall not settle or compromise the Indemnification Claim without the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the Indemnification Claim in any manner that would impose any obligation on the Indemnitee or otherwise have an adverse effect on the Indemnitee’s rights or interests, without the prior written consent of the Indemnitee, which consent, in each case, shall not be unreasonably withheld or delayed. The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s reasonable expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 7.
8.4    LIMITATION OF LIABILITY. EXCEPT FOR A BREACH OF ARTICLE 7 AND EXCEPT WITH RESPECT TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 8, NEITHER PARTY SHALL BE LIABLE TO THE OTHER, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS) ARISING OUT OF THIS AGREEMENT. The maximum aggregate liability of NanoString under this Agreement shall not exceed [†] dollars ($[†])[†].

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8.5    Insurance. Each Party shall, maintain at all times during the Term, appropriate insurance through self-insured retention and/or insurance with an insurance carrier, in an amount consistent with industry standards for a company in a similar position, which shall include commercial general liability insurance and product liability insurance. The insurance set forth herein shall not be construed to create a limit on either Party’s liability hereunder. Within ten (10) days following written request from the other Party, a Party shall furnish to the other Party a certificate of insurance or other reasonably satisfactory documentation evidencing such coverage as of the date. In the case of a modification or cancellation of such coverage, the Party carrying such modified or cancelled coverage shall notify the other Party and promptly provide such other Party with a new certificate of insurance evidencing the first Party’s coverage meets the requirements of this Section 8.5.

9.	COMPLIANCE WITH LAW.
9.1    Laws. Notwithstanding anything to the contrary contained herein, all obligations of Lam and NanoString are subject to an obligation to comply with export and import regulations, securities Laws, and such other Laws and regulations in effect in such jurisdictions or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of any relevant countries. Lam and NanoString shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals in connection with the Collaboration.
9.2    Anti-Bribery and Anti-Corruption Compliance.
9.2.1    Each Party agrees, on behalf of itself, its officers, directors and employees and shall cause its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Representatives”) to agree that for the performance of its obligations hereunder:
9.2.1.1    The Representatives shall not directly or indirectly pay, offer or promise to pay, authorize the payment of any money or give, offer or promise to give, or authorize the giving of anything else of value, to: (i) any government official in order to influence official action; (ii) any individual or entity (whether or not a government official) (x) to influence such individual or entity to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (y) to reward such individual or entity for acting improperly or (z) where such individual or entity would be acting improperly by receiving the money or other thing of value; or (iii) any individual or entity (whether or not a government official) while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a government official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement.
9.2.1.2    The Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of any Anti-Corruption Laws.
9.2.2    Each Party shall be responsible for any breach of this Section 9.2 or of the Anti-Corruption Laws by any of its Representatives in connection with its activities under the Collaboration.

10.	TERM AND TERMINATION.
10.1    Term. This Agreement shall begin on the Effective Date and shall, subject to earlier termination pursuant to Section 10.2, expire fifteen (15) years thereafter (the “Term”).
10.2    Termination.
10.2.1    Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such breach has continued for sixty (60) days (ten (10) Business Days with respect to payment breaches by Lam under Section 4.2) after written notice thereof is provided to the Breaching Party by the Non-Breaching Party.
10.2.2    Bankruptcy. To the extent permitted under Law, either Party may terminate this Agreement, (a) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or (b) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or (c) if the other Party shall propose or be a party to any dissolution or liquidation, or (d) if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.
10.2.3    Development Failure. This Agreement may also be terminated in accordance with Section 2.1.6 in the event of a Development Failure.

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10.2.4    Change of Control. Lam may terminate this Agreement, upon ninety (90) days prior written notice to NanoString, in the event of a Change of Control of NanoString; provided however if such a Change of Control occurs within the first twelve (12) months following the Effective Date, and Lam elects to exercise this termination right, such termination shall not become effective until the first anniversary of the Effective Date. NanoString will notify Lam in writing within thirty (30) days of the occurrence of a Change of Control. Any such termination notice must be provided by Lam within thirty (30) days of the closing of such Change of Control, or Lam’s termination right under this Agreement shall expire.
10.3    Consequences of Expiration or Termination; Survival.
10.3.1    Generally. Upon expiration or termination of this Agreement, all rights and obligations of the Parties hereunder shall automatically terminate, except as expressly provided in this Section 10.3.
10.3.2    Return of Confidential Information. Following expiration or termination of this Agreement, each Party shall promptly either, at the other Party’s election, return to the other Party or destroy, at no cost to the other Party, all Confidential Information of the other Party.
10.3.3    Rights and Remedies. All of the effects of expiration or termination, as applicable, set forth in this Article 10 are in addition to the other rights and remedies that may be available to the Parties at law or in equity.
10.3.4    Survival; Accrued Obligations. The following provisions shall survive any termination or expiration of this Agreement in its entirety: Sections 1, 3.3, 3.4, 3.5, 3.6.2, 4.2.3, 4.5.1 (as described in 10.3.6), 4.5.2 (other than in the case of termination by Lam pursuant to Section 10.2.1), 4.5.3 (with respect to surviving royalties), 4.8, 5.4, 6, 7, 8, 10.3, 10.4, 11, and 12.
10.3.5    Accrued Obligations. Termination or expiration of this Agreement shall not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. Without limiting the foregoing, each Party shall remain responsible for any and all accrued and unpaid payment obligations that it has at the time of such termination.
10.3.6    Surviving Royalty. In the event of a termination by Lam pursuant to Section 10.2.1, or a termination pursuant to Section 10.2.2, 10.2.3, 10.2.4 or 12.3, NanoString shall continue to pay the royalties set forth under Section 4.5.1 after such termination for what would be any remaining portion of the Term or Royalty Term, as applicable, had this Agreement not been terminated; and the corresponding reporting and payment obligations under Section 4.5.3(a) shall similarly survive. In all other cases of termination of this Agreement, the royalties set forth in Sections 4.5.1 of this Agreement shall terminate upon the effective date of such termination.
10.3.7    Wind-Down. In the event of a termination by NanoString pursuant to Section 10.2.1, Lam shall be obligated to pay NanoString’s Quarterly Estimate, and continue to fulfill its obligations under this Agreement (including pursuant to the Development Plan) for the first full calendar quarter following the effective date of such termination; provided that such Quarterly Estimate shall be based on the Development Plan in effect immediately prior to such termination and shall not exceed one hundred thirty percent (130%) of the most recent Quarterly Budget for such quarter.
10.4    NanoString Change of Control. In the event of a Change of Control of NanoString, NanoString shall have the right to buy out the royalties set forth in Section 4.5.1 by making a payment to Lam equal to the net present value of the balance of the Royalty Cap, adjusted for any royalties already paid by NanoString hereunder prior to such buy out (and any applicable adjustments based on the Funding Percentage as set forth in this Agreement). Upon making such payment, the licenses granted to NanoString in Section 6.2.2-6.2.4 shall become royalty-free.

11.	DISPUTE RESOLUTION.
11.1    Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Article 11 shall be the exclusive mechanism for resolving any dispute, controversy, or claim between the Parties that may arise from time to time pursuant to this Agreement relating to any Party’s rights or obligations hereunder (collectively, “Disputes”) that cannot be resolved through good faith negotiation between the Parties.
11.2    Resolution by Senior Officers. Except as otherwise provided in this Agreement, in the event of any Dispute between the Parties in connection with this Agreement, the construction hereof, or the rights, duties, or liabilities of either Party hereunder, the Parties shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. If such Dispute is not resolved on an informal basis within ten (10) Business Days, either Party may, by written notice to the other Party, refer the Dispute to the Senior Officer of the other Party (or a designee of such Senior Officer) for attempted resolution by good faith negotiation within thirty (30) days after such notice is received. Such officers, or their designees, shall attempt in good faith to promptly resolve such Dispute. If any matter is not resolved, or both Parties believe that it will not be resolved, under the

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foregoing provisions, each Party may, at its sole discretion, seek resolution of such matter in accordance with Section 11.3 or Section 11.4, as applicable.
11.3    Any Dispute (other than a Patent Dispute) that is not resolved pursuant to Section 11.2 shall be settled by binding arbitration as follows. Either Party, following the end of the thirty (30) day period referenced in Section 11.2, may refer such issue to arbitration by submitting a written notice of such request to the other Party. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and agree on a single arbitrator to resolve the issue, which arbitrator shall be neutral and independent of the Parties and all of their respective Affiliates, shall have significant experience and expertise in the diagnostic industry. If the Parties cannot agree on such arbitrator within fifteen (15) days of request by a Party for arbitration, then such arbitrator shall be appointed by JAMS, which arbitrator must meet the foregoing criteria. The place of arbitration shall be Seattle, Washington. The proceedings shall be conducted pursuant to the rules set forth by JAMS for such proceedings. All proceedings and communications shall be in English. A Party may apply to the arbitrator for interim injunctive relief or, prior to appointment of the arbitrator, may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party prior to appointment of the arbitrator in accordance with this Article 11. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree that such a judgment or award may be enforced in any court of competent jurisdiction. Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrator may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the Dispute. All proceedings hereunder and decisions of the arbitrator(s) shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 8.
11.4    Notwithstanding anything to the contrary in this Article 11, the Parties shall be free to bring an action in any court of competent jurisdiction with respect to any Dispute primarily related to ownership, scope, validity, enforceability or infringement of any Patent (each, a “Patent Dispute”).

12.	MISCELLANEOUS.
12.1    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof, unless the invalid or unenforceable provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provision. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
12.2    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and in English and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile, and followed by a confirmation copy delivered via either of the methods set forth in Sections 12.2(a) and (b), in each case, addressed as set forth below unless changed by notice so given:
(i) if to Lam, to:
Lam Research Corporation
4650 Cushing Parkway
Fremont, CA 94538
Attention: [†]
Telephone No.: [†]
Email: [†]
with copies (which shall not constitute notice) to:
Lam Research Corporation
4650 Cushing Parkway
Fremont, CA 94538
Attention: Legal Department
Telephone No.: [†]
Facsimile No.: [†]
Email: [†]

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(ii) if to NanoString, to:
NanoString Technologies, Inc.
530 Fairview Avenue, N., Suite 2000
Seattle, Washington 98109
Attention: Business Development
Telephone No: (206) 378-6266
Facsimile No.: [†]
Email: [†]
with copies (which shall not constitute notice) to:
NanoString Technologies, Inc.
530 Fairview Avenue, N., Suite 2000
Seattle, Washington 98109
Attention: General Counsel and VP of Finance
Telephone No: (206) 378-6266
Facsimile No.: [†]
Email: [†]
Any such notice shall be deemed given on the date received. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the Party’s notices in accordance with this Section 12.2.
12.3    Force Majeure. Except for the payment of money, neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its diligent efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. Notwithstanding the foregoing, in the event that Force Majeure prevents a Party’s performance hereunder for a period of one hundred eighty (180) days or more, the other Party shall have the right to terminate this Agreement upon written notice to the affected Party.
12.4    Assignment. Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that no such consent is required for an assignment or transfer by either Party to its Affiliate or to a successor-in-interest by reason of merger or consolidation or sale of all or substantially all of the assets of such Party relating to the subject matter of this Agreement; provided, however, that, with respect to an assignment or transfer by Lam or NanoString to an Affiliate, the assigning Party remains responsible for the performance of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any attempted assignment or transfer of this Agreement in violation of the foregoing shall be null and void and wholly invalid.
12.5    Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under, or provision of, this Agreement shall be valid or effective unless in writing and signed by both Parties.
12.6    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF WASHINGTON THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE, AND REMEDIES.
12.7    Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute NanoString and Lam as partners, agents, or joint ventures or in any other fiduciary relationship. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Third Party. There are no express or implied Third Party beneficiaries hereunder.

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12.8    Entire Agreement. This Agreement and the attached schedules and exhibits, constitute the entire agreement between the Parties as to the subject matter of this Agreement and supersede and merge all prior and contemporaneous negotiations, representations, agreements, and understandings regarding the same.
12.9    Counterparts. This Agreement may be executed in separate counterparts, each such counterpart, whether in electronic or hard copy, being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
12.10    Interpretation. In this Agreement, unless the context otherwise requires, references:
12.10.1    to the recitals, articles, sections, exhibits, or schedules are to a recital, article, or section of, or exhibit or schedule to, this Agreement;
12.10.2    to any agreement (including this Agreement), contract, or Law are to the agreement, contract, or Law as amended, modified, supplemented, or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;
12.10.3     to any Person include any successor to that Person or permitted successors and assigns of that Person; and
12.10.4     to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.
12.10.5      The word “will” shall be construed to have the same meaning and effect as the word “shall.”
12.10.6     The word “or” means “and/or” unless otherwise clearly indicated by context.
12.10.7     The captions, and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
12.10.8     Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
12.10.9     Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
12.10.10     The words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
12.10.11     The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The masculine, feminine, and neuter genders used herein shall include each other gender.
12.10.12     The terms “dollars” and “$” means dollars of the United States of America.
12.10.13     The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

NANOSTRING TECHNOLOGIES, INC.	LAM RESEARCH CORPORATION
By: /s/ R. Bradley Gray	By: /s/ Gary Bultman
Name: R. Bradley Gray	Name: Gary Bultman
Title: President & Chief Executive Officer	Title: Senior Vice President
Date: August 4, 2017	Date: August 4, 2017

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Schedules:
Schedule 1.25: [†]
Schedule 2.1.2: Initial JSC Members
Schedule 2.1.3: Hyb & Seq Technology
Schedule 4.1: First Quarter Costs
Schedule 7.8: Press Release

Exhibits:
Exhibit A: Product Development Plan
Exhibit B-1: Additional Provisions Related to the Warrant and Warrant Shares
Exhibit B-2: Form of Warrant

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Schedule 1.25: [†]

[†]

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Schedule 2.1.2: Initial JSC Members
Lam:
[†]

NanoString:
[†]

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Schedule 2.1.3: Hyb & Seq Technology

Country	Application Serial Number	Filing Date	Title

[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]

[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]
[†]	[†]	[†]	[†]

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Schedule 4.1: First Quarter Costs

FORECAST COSTS
TOTALS (Quarterly)
Avg FTE heads	[†]
FTE$	[†]
Internal Oligo Synthesis	[†]
Reagent Production & Process Development	[†]
Outside Services	[†]
Materials	[†]
Lab Equipment	[†]
Computing	[†]
Travel	[†]
TOTAL	[†]

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Schedule 7.8: Press Release

NanoString and Lam Research Announce Strategic Development Collaboration to Advance Hyb & Seq Next Generation Sequencing Platform
Partnership Brings Together Leaders in Nanoscale Manufacturing and Molecular Profiling
SEATTLE, Wash. and FREMONT, Calif., August 8, 2017 (GLOBE NEWSWIRE) -- NanoString Technologies, Inc. (Nasdaq:NSTG), a provider of life science tools for translational research and molecular diagnostic products, and Lam Research Corporation (Nasdaq:LRCX), a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry, today announced a strategic collaboration to develop NanoString’s proprietary Hyb & Seq™ next-generation sequencing platform.
This collaboration brings together NanoString’s proprietary sequencing chemistry and Lam’s expertise in advanced systems engineering to enable nanoscale manufacturing, with the goal of building a clinical sequencer with the simplest workflow in the industry. The objectives of the collaboration are to complete the development of the Hyb & Seq single molecule sequencing chemistry, design and engineer a clinical sequencing instrument, develop clinical assay panels, and secure the necessary regulatory approvals. In addition, the companies intend to explore methods for coupling the sequencing chemistry with advanced semiconductor fabrication processes to optimize the performance of molecular profiling platforms.
Under the terms of the collaboration, Lam will provide up to $50 million of funding intended to cover the costs of development and regulatory approval over a development period expected to last approximately three years, as well as advanced engineering and technical support. Lam will receive a warrant to purchase one million shares of NanoString common stock at $16.75 per share, as well as a royalty on all products developed under the collaboration. NanoString retains all rights to commercialize the resulting Hyb & Seq products, and the parties will share ownership rights in jointly developed intellectual property
“We are excited to collaborate with Lam Research, in a partnership that brings together leading innovators in our respective fields,” said Brad Gray, NanoString’s President and Chief Executive Officer. “By combining our Hyb & Seq technology with Lam’s advanced engineering expertise, we intend to fully resource the development of the industry’s simplest clinical sequencer, and enable open-ended innovation at the intersection of semiconductors and genomics.”
“Our vision is to create value from natural technology extensions, including nanoscale applications enablement, chemistry, plasma, fluidics, and advanced systems engineering,” stated Martin Anstice, Lam Research’s President and Chief Executive Officer. “We are excited to collaborate with NanoString to advance the development of their novel Hyb & Seq system and chemistry to meet the challenge of increasing our understanding of human genetics, and we envision a number of strategic benefits by aligning our complimentary respective strengths. This is a compelling opportunity for the whole to be significantly greater than the sum of its parts; it is an accelerator of enablement and value for both companies.”
Interested parties can access a presentation summarizing details of the collaboration using the link below.
http://investors.nanostring.com/events.cfm

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About Hyb & Seq
Hyb & Seq is a novel single molecule sequencing technology being developed by NanoString. The platform enables a workflow that is simpler and faster than current sequencing methods because it does not require library preparation, enzymes or amplification. Hyb & Seq technology’s simplicity, flexibility, and accuracy offer the potential for an ideal sample-to-answer solution for clinical sequencing. In proof-of-concept experiments, the Hyb & Seq chemistry has demonstrated:

•	A low intrinsic error rate and the ability to provide high consensus accuracy at low coverage by non-destructively sequencing the same native molecule multiple times

•	Simultaneous capture and sequencing of DNA and RNA molecules in a single experiment

•	Both short and long read capabilities, with demonstrated read lengths up to 33kb and no theoretical upper limit

•	Total processing time from FFPE sample to start of sequencing of under 60 minutes, and hands-on time of less than 15 minutes
Hyb & Seq technology is currently for research use only and is not for use in diagnostic procedures.
About NanoString Technologies, Inc.
NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company's nCounter® Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in more than 1,600 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company's technology is also being used in diagnostics. The Prosigna® Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer. In addition, the company is collaborating with multiple biopharmaceutical companies in the development of companion diagnostic tests for various cancer therapies, helping to realize the promise of precision oncology.
For more information, please visit www.nanostring.com.
NanoString, NanoString Technologies, the NanoString logo, nCounter and Prosigna are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
About Lam Research Corporation
Lam Research Corp. is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. As a trusted, collaborative partner to the world’s leading semiconductor companies, Lam combines superior systems engineering capability, technology leadership, and unwavering commitment to customer success to accelerate innovation through enhanced device performance. In fact, today, nearly every advanced chip is built with Lam technology. Lam Research (Nasdaq: LRCX) is a FORTUNE 500® company headquartered in Fremont, Calif., with operations around the globe. Learn more at www.lamresearch.com. (LRCX-B)
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the

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development of Hyb & Seq chemistry and related products, the funding and expected timing for such development, regulatory approvals and expected product capabilities and commercial opportunity for such products. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products; the impact of competition; the impact of expanded sales, marketing, product development on operating expenses; delays or other unforeseen problems with respect to manufacturing and product development; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.
Contacts:
NanoString
Investor Relations:
Doug Farrell
dfarrell@nanostring.com
Phone: 206-602-1768

Lam Research Corporation
Media Inquires:
Kyra Whitten
kyra.whitten@lamresearch.com
Phone: 510-572-5241
Investor Relations:
Satya Kumar
investor.relations@lamresearch.com
Phone: 510-572-1615

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Exhibit A: Product Development Plan

1.	INTRODUCTION
[†]

1.1.    Scope of Project
[†]

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Exhibit B-1:    Additional Provisions Related to the Warrant and Warrant Shares
(a)For a period commencing with the date hereof, and ending on the third anniversary hereof, neither Party nor any of such Party’s officers, directors, employees, or contractors acting on behalf of the Party shall, without the prior written consent of the other Party or such other Party’s board of directors (or other applicable governing body):
(i)except for the Warrant or Warrant Shares, acquire, offer to acquire, or agree to acquire, or publicly propose or offer to acquire, directly or indirectly, by purchase or otherwise, including any merger, consolidation or other form of business combination, recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, (A) beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, any economic interest in, any right to direct the voting or disposition of, or any other right with respect to any securities of the other Party, including through options, puts, calls, swaps or other derivative or convertible instruments, hedging contracts or any other form of transaction, agreement, arrangement or understanding (collectively, “Derivative Securities”), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Party) and whether or not any of the foregoing would give rise to beneficial ownership (as defined under Rule 13d-3 under the Exchange Act) or (B) ownership of any indebtedness, businesses, properties or assets of the other Party or any subsidiary or division thereof or of any such successor or controlling person.
(ii)initiate, or induce or attempt to induce any other person or group to initiate, (A) any transaction referenced in the foregoing clause (i), (B) any stockholder proposal regarding the other Party or such other Party's board of directors (or other applicable governing body), management, business, strategies, policies or affairs thereof (whether binding or precatory in nature), or (C) the calling, holding or convening of a stockholders' meeting of the other Party for any purpose;
(iii)make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and Exchange Commission (the "SEC"), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the other Party;
(iv)make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other Party or any of its securities or assets;
(v)form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing;
(vi)otherwise act or seek to control or influence the management, board of directors (or other applicable governing body) or policies of the other Party;
(vii)take any action that could reasonably be expected to require the other Party to make a public announcement regarding the possibility of any of the events described in clauses (i) through (vi) above; or
(viii)advise, assist or encourage any other person (including serving as a financing source for any other person) in connection with any of the matters referenced or described in paragraph (a) of this Exhibit B-1.
Notwithstanding anything to the contrary in this Exhibit B-1, (i) the prohibitions in this paragraph (a) shall not affect Lam’s ability to hold the Warrant or the Warrant Shares or to exercise its rights under the Warrant; (ii) the prohibitions in this paragraph (a) shall not prevent Lam from making an offer to the Board of Directors of NanoString to acquire all of the outstanding shares of capital stock of NanoString or proposing to NanoString any other strategic transaction, so long as such offer or proposal is not publicly disclosed; (iii) the prohibitions in this paragraph (a) shall not apply to any employee pension benefit plan or similar plan of Lam or of any of its affiliates that invests in NanoString; (iv) in the event that it shall be publicly announced or disclosed that NanoString has (A) entered into a change of control (as defined below) transaction or an agreement for a change of control or (B) received an unsolicited offer for a majority of the outstanding shares of capital stock of NanoString, or for the sale of NanoString or substantially all of its assets at any time, Lam shall be released from compliance with the terms of this paragraph (a) with respect to such transaction, offer or process; and (v) this paragraph (a) shall not prevent Lam from tendering shares in connection with a third-party tender offer or participating in any sale approved by the Board of Directors of NanoString.
(b)Lam hereby agrees that, without the prior written consent of NanoString (which consent may be withheld by NanoString in its sole discretion, unless the Agreement has been terminated, in which case consent may not be unreasonably withheld by NanoString), it will not, during the period commencing on the date hereof and ending on the third anniversary hereof, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by Lam or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any Derivative Securities of

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NanoString, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that the foregoing restrictions shall not apply to: (A) the exercise of the Warrant by Lam; (B) the transfer of the Warrant or any Warrant Shares by Lam of to another corporation, partnership or other business entity that controls, is controlled by or is under common control with Lam (provided that it shall be a condition of such transfer that the transferee shall execute and deliver to NanoString a lock-up letter substantially in the form of paragraph (b) of this Exhibit B-1); or (C) the disposition of the Warrant or Warrant Shares pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock involving a change of control of NanoString (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Common Stock or such other securities in connection with any such transaction, or vote any securities in favor of any such transaction) that has been approved by the board of directors of NanoString, provided that if the tender offer, merger, consolidation or other such transaction is not completed, the Warrant and any Common Stock owned by Lam shall remain subject to the restrictions contained in paragraph (b) of this Exhibit B-1. For the purposes of this Exhibit B-1, a “change of control” means the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock if, after such transfer, the stockholders of NanoString immediately prior to such transfer do not own a majority of the outstanding voting securities of NanoString (or the surviving entity).
(c)Except as set forth in the disclosure schedule delivered to Lam in connection herewith and, with respect to the representations and warranties set forth in Sections (c)(vii) and (xii), as described in the SEC Reports (as defined below) filed prior to the date hereof, NanoString hereby represents and warrants to Lam as of the date of this Agreement as follows:
(i)NanoString is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NanoString has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted or proposed to be conducted, to execute and deliver the Warrant, to issue and sell the Warrant Shares and to perform its obligations pursuant to each of the Agreements, the Warrant and NanoString’s certificate of incorporation in effect as of the time hereof. NanoString is presently qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on NanoString’s financial condition or business as now conducted or proposed to be conducted (a “Material Adverse Effect”).
(ii)All corporate action on the part of NanoString and its directors, officers and stockholders necessary for the authorization, execution and delivery hereof and the Warrant by NanoString, the authorization, sale, issuance and delivery of the Warrant Shares, and the performance of all of NanoString’s obligations hereunder and the Warrant has been taken or will be taken prior to the date hereof. The Agreement and the Warrant, when executed and delivered by NanoString, shall constitute valid and binding obligations of NanoString, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity. The Warrant and Warrant Shares when issued pursuant to the Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in this Exhibit B-1 or the Warrant or imposed by applicable securities laws or by the action or inaction of Lam or the holder of the Warrant or Warrant Shares.
(iii)No consent, approval or authorization of, or designation, declaration, notification or filing with any Governmental Authority on the part of NanoString is required in connection with the valid execution and delivery of this Agreement, the Warrant, or the offer, sale or issuance of the Warrant Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) the filing of such notices as may be required under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) such filings as may be required under applicable state securities laws.
(iv)NanoString is not in violation of any term of its certificate of incorporation or bylaws, each as amended to date. To NanoString’s knowledge, NanoString is not in violation of any federal or state statute, rule or regulation applicable to NanoString the violation of which would have a Material Adverse Effect. The execution and delivery of the Agreement and the Warrant by NanoString, the performance by NanoString of its obligations pursuant to the Agreement and the Warrant, and the offer, sale and issuance of the Warrant Shares will not result in any violation of NanoString’s certificate of incorporation or bylaws, each as amended to date, or any material violation, or materially conflict with, or constitute a material default under, any of its contracts, instruments, agreements and understandings with respect to NanoString that it believes would be required to be filed as an exhibit to its Annual Report on Form 10-K pursuant to Item 601(b)(4), (b)(10)(i) or (b)(10)(ii) (collectively the “Material Contracts”) under Regulation S-K promulgated under the Securities Act, nor, to NanoString’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of NanoString.

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(v)NanoString has filed all reports, schedules, forms, statements and other documents required to have been filed by it under the Exchange Act as of the date hereof, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the (“SEC Reports”)) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension, except where the failure to file on a timely basis would not have or reasonably be expected to result in a Material Adverse Effect. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(vi)The financial statements of NanoString included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement). Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of NanoString as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial year-end audit adjustments.
(vii)Except as specifically disclosed in SEC Reports filed prior to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) NanoString has not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in NanoString’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) NanoString has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) NanoString has not declared or made any dividend or distribution of cash, shares of capital stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (other than in connection with repurchases of unvested stock issued to employees of NanoString), and (v) NanoString has not issued any equity securities to any officer, director or affiliate, except Common Stock issued in the ordinary course as dividends on outstanding preferred stock or issued pursuant to existing Company stock option or stock purchase plans or executive and director compensation arrangements disclosed in the SEC Reports.
(viii)Subject to the accuracy of Lam’s representations and warranties in paragraph (d) of this Exhibit B-1, the execution and delivery of the Warrant and the sale and issuance of the Warrant Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws, and neither NanoString nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
(ix)NanoString has exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To NanoString’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. NanoString has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including NanoString; any predecessor or affiliate of NanoString; any director, executive officer, other officer participating in the offering, general partner or managing member of NanoString; any beneficial owner of 20% or more of NanoString’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with NanoString in any capacity at the time of the sale of the Warrant and the Warrant Shares; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Warrant and the Warrant Shares (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.
(x)NanoString has not incurred, and will not incur, directly or indirectly, as a result of any action taken by NanoString, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, the Warrant or any of the transactions contemplated hereby or thereby.
(xi)NanoString is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

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(xii)NanoString has the capitalization set forth in the SEC Reports as of the dates set forth therein. All of the issued and outstanding shares of NanoString’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable legal requirements and all material requirements set forth in applicable Material Contracts. No Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of NanoString. Except as described in the SEC Reports, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which NanoString is or may be obligated to issue any equity securities of any kind, except for securities that may be granted to employees of NanoString under NanoString’s existing equity incentive plans. Except as described in the SEC Reports, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among NanoString and any of its stockholders relating to the securities of NanoString.
(xiii)As of the date hereof, NanoString does not have outstanding stockholder purchase rights, a “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest of NanoString upon the occurrence of certain events.
(xiv)NanoString is in compliance with applicable continued listing requirements of NASDAQ. There are no proceedings pending or, to NanoString’s knowledge, threatened against NanoString relating to the continued listing of the Common Stock on NASDAQ and NanoString has not received any currently pending notice of the delisting of the Common Stock from NASDAQ.
(d)Lam hereby represents and warrants to NanoString as of the date of this Agreement as follows:
(i)Lam understands that the Warrant and the Warrant Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Lam's representations as expressed herein or otherwise made pursuant hereto.
(ii)Lam is acquiring the Warrant, and the Warrant Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that Lam has no present intention of selling, granting any participation in, or otherwise distributing the same. Lam further represents that it does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person with respect to the Warrant or any of the Warrant Shares.
(iii)Lam acknowledges that Lam can protect its own interests. Lam has such knowledge and experience in financial and business matters so that Lam is capable of evaluating the merits and risks of its investment in NanoString.
(iv)Lam understands and acknowledges that an investment in NanoString is highly speculative and involves substantial risks. Lam can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Warrant and the Warrant Shares for an indefinite period of time and to suffer a complete loss of its commitment.
(v)Lam has had an opportunity to ask questions of, and receive answers from, the officers of NanoString concerning the Agreement, the Warrant, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreement, as well as NanoString's business, management and financial affairs, which questions were answered to its satisfaction. Lam believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Warrant and the Warrant Shares. Lam understands that such discussions, as well as any information issued by NanoString, were intended to describe certain aspects of NanoString's business and prospects, but were not necessarily a thorough or exhaustive description. Lam acknowledges that any business plans related to the development of the technology that is the subject of the Agreement prepared by NanoString have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Lam also acknowledges that it is relying solely on its own counsel and not on any statements or representations of NanoString or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.
(vi)Lam is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act and shall submit to NanoString such further assurances of such status as may be reasonably requested by NanoString.
(vii)Lam has all requisite power and authority to execute and deliver the Agreement, to purchase the Warrant and the Warrant Shares and to carry out and perform its obligations under the terms of the Agreement and the Warrant. All action on the part of Lam necessary for the authorization, execution, delivery and performance of the Agreement,

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and the performance of all of its obligations under the Agreement, has been taken or, with respect to exercise of the Warrant and the purchase of the Warrant Shares, will be taken prior to the exercise and purchase thereof. The Agreement, when executed and delivered by Lam, will constitute valid and legally binding obligations of Lam, enforceable in accordance with their terms except: (i)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.
(viii)No consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Authority or third Person is required to be obtained by Lam in connection with the execution and delivery of the Agreement by Lam or the performance of its obligations hereunder.
(ix)Lam has not engaged any brokers, finders or agents, and neither NanoString nor Lam has, nor will, incur, directly or indirectly, as a result of any action taken by Lam, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement and Warrant.
(x)Lam has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, Lam relies solely on such advisors and not on any statements or representations of NanoString or any of its agents, written or oral. Lam understands that it (and not NanoString) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreement.
(xi)None of (i) Lam, (ii)  any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of NanoString's voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Lam is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to NanoString.
(e)NanoString’s obligation to execute and deliver the Warrant on the date hereof to Lam is subject to the fulfillment, on or prior to the date hereof, of each of the following conditions, any of which may be waived by NanoString:
(i)The representations and warranties made by Lam in paragraph (d) of this Exhibit B-1 shall be true and correct in all material respects.
(ii)Lam shall have delivered to NanoString a certificate, dated as of the date hereof and signed by a corporate officer of Lam, certifying to the fulfillment of the conditions specified in paragraph (d)(i) of this Exhibit B-1 in the form and substance reasonably satisfactory to NanoString.
(f)Lam’s obligation to purchase the Warrant on the date hereof from NanoString is subject to the fulfillment, on or prior to the date hereof, of each of the following conditions, any of which may be waived by Lam:
(i)The representations and warranties made by NanoString in paragraph (c) of this Exhibit B-1 shall be true and correct in all material respects.
(ii)NanoString shall have delivered to Lam a certificate dated as of the date hereof, and signed by a corporate officer of NanoString, certifying (i) for the execution and delivery of the Warrant, the representations and warranties made by NanoString in paragraph (c) of this Exhibit B-1 are true and correct in all material respects and (ii) NanoString has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Warrant to be performed, satisfied or complied with by NanoString at or prior to the date hereof, which certification shall be in form and substance reasonably satisfactory to Lam.
(g)NanoString shall maintain a reserve from its duly authorized shares of Common Stock for issuance upon exercise of the Warrant in such amount as may then be required to fulfill its obligations in full under the Warrant.
(h)NanoString shall cause the Warrant Shares to be listed on NASDAQ promptly following the date hereof. Further, if NanoString applies to have its Common Stock or other securities traded on any other principal stock exchange or market, it shall include in such application the Warrant Shares. NanoString will use commercially reasonable efforts to continue the listing and trading of its Common Stock on NASDAQ and, in accordance therewith, will use commercially reasonable efforts to comply in all respects with NanoString's reporting, filing and other obligations under the listing rules of NASDAQ.

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Exhibit B-2: Form of Warrant

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
FORM OF WARRANT
NanoString Technologies, Inc.
Warrant to Purchase Common Stock
Warrant No.: ____________
Date of Issuance: August [__], 2017 ("Issuance Date")
NanoString Technologies, Inc., a Delaware corporation (the "Company"), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [Lam Research Corporation], the registered holder hereof or its permitted assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the "Warrant"), at any time or times on or after the Issuance Date (the "Exercisability Date"), but not after 5:00 p.m., New York time, on the Expiration Date (as defined below), a number of fully paid and nonassessable shares of Common Stock (the "Warrant Shares") equal to (a) the product of (i) one million (1,000,000) and (ii)(A) and amount equal to the Actual Development Expenses paid to the Company pursuant to the Collaboration Agreement as determined in in accordance with Section 4.2.2 thereof divided by (B) fifty million (50,000,000) less (b) the aggregate number of shares delivered in connection with the exercise(s) hereof (including for purpose of this calculation the number of Warrant Shares withheld in connection with Cashless Exercise(s)), with any fractional share being rounded down to the nearest whole share. For the avoidance of doubt, it is understood and agreed that under no circumstances shall the Company be required to issue greater than one million (1,000,000) Warrant Shares (subject to adjustment in accordance with the terms herein). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 14 of this Warrant. This Warrant is the Warrant to Purchase Common Stock issued pursuant to that certain Collaboration Agreement, dated as of August [__], 2017 (the "Subscription Date"), by and among the Company and the Holder (the "Collaboration Agreement").
1.Exercise of Warrant.
(a)Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any day on or after the Exercisability Date, in whole or in part (subject to adjustment in accordance herewith)), by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the "Exercise Notice"), of the Holder's election to exercise this Warrant and (ii)(A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the "Aggregate Exercise Price") in cash or by wire transfer of immediately available funds, or (B)  by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the second (2nd) Business Day following the date on which the Company has received the Exercise Notice (or notice of a Cashless Exercise) (the "Exercise Delivery Documents"), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third (3rd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents, but subject to the prior receipt by the Company of the Aggregate Exercise Price (the "Share Delivery Date"), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Direct Registration System, or if the Warrant Shares will not bear a restrictive legend contemplated by Section 13(b) hereof, the Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice,

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a certificate, registered in the Company's share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. The Holder acknowledges and agrees that to the extent it elects to exercise this Warrant other than pursuant to a Cashless Exercise, the certificate or book entry evidencing such Warrant Shares delivered upon such exercise will be bear the restrictive legend contemplated by Section 13(b) and be subject to restrictions on resale under applicable securities law. Upon delivery of the Exercise Delivery Documents and, if applicable, the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than five (5) Business Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(d) ) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of Warrants or Warrant Shares in a name other than that of the Holder. It is understood and agreed by the Holder that Holder shall be responsible for all other tax liabilities that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise thereof.
(b)Exercise Price. For purposes of this Warrant, "Exercise Price" means $[______]1 Amount to be the greater of $16.75 and the closing sale price on the issuance date of the warrant. subject to adjustment as provided herein.
(c)Cashless Exercise. The Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the "Net Number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):
Net Number = (A x B) - (A x C)
B

1Amount to be the greater of $16.75 and the closing sale price on the issuance date of the warrant.
For purposes of the foregoing formula:

A
=    the total number of shares with respect to which this Warrant is then being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

B
=    the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice (the "Fair Market Value").

C	= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.
If on the Expiration Date the Net Number exceeds zero, this Warrant shall be deemed to be automatically exercised via a Cashless Exercise pursuant to this Section 1(c).
(d)Rule 144. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.
(e)Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed.
(f)Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on the Share Delivery Date in compliance with the terms of this Section 1, a certificate for the

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number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant, then the Holder shall be entitled, but not required, to rescind the previously submitted Exercise Notice and the Company shall return all consideration paid by Holder for such shares upon such rescission. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments to the Holder in lieu of issuance of the Warrant Shares.
2.Adjustment of Exercise Price and Number of Warrant Shares. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Subscription Date combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2 shall become effective at the close of business on the date the subdivision or combination becomes effective.
3.Rights Upon Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock for no consideration, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (other than stock or securities in which an adjustment is being made pursuant to Section 2 hereof)) (a "Distribution"), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.
4.Fundamental Transactions.
(a)Purchase Rights. Except as set forth in Section 2 above, if at any time the Company grants or issues for no consideration any options, warrants, or securities (other than pursuant to any rights plan in effect from time to time) pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.
(b)Fundamental Transactions; Parent Entities. It shall be a condition to the Company's entry into a Fundamental Transaction that, at the Holder’s election, (i) if the Successor Entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor Entity assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant, including agreements (if necessary) to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to this Warrant, including, without limitation, an exercise price equal to the value for the shares of Common Stock reflected by the terms of such Fundamental Transaction, and exercisable for a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, (ii) if the Successor Entity is not a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Successor assumes in writing (or remains bound by) all of the obligations of the Company under this Warrant pursuant to written agreements, including (if necessary) agreements to deliver to each holder of Warrants in exchange for such Warrants a written instrument issued by the Successor Entity substantially similar in form and substance to this Warrant exercisable for the consideration that would have been issuable in the Fundamental Transaction in respect of the Warrant Shares had this Warrant been exercised immediately prior to the consummation of the Fundamental Transaction, or (iii) regardless of whether the Successor Entity is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market, the Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions herein specified, and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant, had such Fundamental Transaction not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock,

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securities or assets thereafter deliverable upon the exercise thereof, and the Successor Entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provision, the Holder may be entitled to purchase, and the other obligations under this Warrant. The Company shall provide a notice to the Holder at least twenty (20) Trading Days prior to the expected closing date of such Fundamental Transaction, after which the Holder shall have ten (10) Trading Days to notify the Company of its election for treatment of the Warrant upon the closing of the Fundamental Transaction in accordance with this Section. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the exercise of this Warrant.
In the event that any person becomes a Parent Entity of the Company not in connection with a Fundamental Transaction, such person shall assume all of the obligations of the Company under this Warrant with the same effect as if such person had been named as the Company herein.
5.Warrant Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.
6.Reissuance of Warrants.
(a)Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company together with such other information, documents and instruments related to such transfer that the Company shall reasonably request (including without limitation those required by the Collaboration Agreement or Section 13 hereof), whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
(b)Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.
(c)Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.
(d)Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
7.Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and in English and shall be deemed given and effective if (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile or electronic mail, and followed by a confirmation copy delivered via either of the methods set forth in Sections 7(a) and (b), in each case, addressed as set forth in Section 12.2 of the Collaboration Agreement. Any such notice shall be deemed given on the date received. The Company or Holder may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other party’s notices in accordance with Section 12.2 of the Collaboration Agreement.

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8.Transfer Agent Fees. The Company shall pay all fees of its transfer agent in connection with the transactions contemplated by this Agreement, the exercise of the Warrants and the issuance of the Warrant Shares.
9.Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any action herein required to be performed by it, only if the Company has obtained the prior written consent of the Holder.
10.Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.
11.Construction; Headings. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
12.Remedies, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant.
13.Restrictions on Transfer of the Warrant and Warrant Shares; Compliance with Securities Laws.
(a)Restrictions on Transfers. Subject to paragraph (b) of Exhibit B-1 of the Collaboration Agreement, this Warrant may not be transferred or assigned in whole or in part without the Company’s prior written consent (which consent may be withheld by the Company in its sole discretion until the third anniversary of the Issuance Date, unless the Collaboration Agreement has been terminated, in which case consent may not be unreasonably withheld by the Company, and, following the third anniversary of the Issuance Date, such consent may not be unreasonably withheld), and any attempt by Holder to transfer or assign any rights, duties or obligations that arise under the Warrant without such permission shall be void. For the avoidance of doubt, this Warrant may be transferred without the consent of the Company pursuant to the transactions described in clauses (B) and (C) of paragraph (b) of Exhibit B-2. Any transfer of this Warrant or the Warrant Shares (the “Securities”) must be in compliance with all applicable federal and state securities laws. The Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Securities subject to, and to be bound by, the terms and conditions set forth herein and in Exhibit B-1 to the Collaboration Agreement to the same extent as if the transferee were the original Holder hereunder, and
(b)there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or
(c)(A) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition, (B) the transferee shall have confirmed to the satisfaction of the Company that the Securities are being acquired (i) solely for the transferee’s own account and not as a nominee for any other party, (ii) for investment and (iii) not with a view toward distribution or resale, and shall have confirmed such other matters related thereto as may be reasonably requested by the Company, and (C) if requested by the Company, such Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Securities under the Securities Act or (ii) a “no action” letter from the Securities and Exchange Commission to the effect that the transfer of such Securities without registration will not result in a recommendation by the staff of the Securities and Exchange Commission that action be taken with respect thereto, whereupon such Holder shall be entitled to transfer such Securities in accordance with the terms of the notice delivered by the Holder to the Company.
(d)Securities Law Legend. Each certificate, instrument or book entry evidencing the Securities shall (unless otherwise permitted by the provisions of this Warrant) be notated with a legend substantially similar to the following (in addition to any legend required by state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR

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TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.
(e)Market Stand-off Legend. Unless otherwise agreed by the Company, until the third anniversary of the Subscription Date, the Warrant and Warrant Shares will be subject to restrictions set forth in paragraph (b) of Exhibit B-1 of the Collaboration Agreement. As long as the Warrant and Warrant Shares are subject to such restrictions, each certificate, instrument or book entry evidencing the Warrant Shares issued upon exercise hereof shall also be notated with a legend in substantially the following form:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, AS SET FORTH IN THE WARRANT PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.
(f)Instructions Regarding Transfer Restrictions. The Holder consents to the Company making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 13.
(g)Removal of Legend. The legend referring to federal and state securities laws identified in Section 13(b) notated on any certificate or book entry evidencing the Warrant Shares and the stock transfer instructions and record notations with respect to such securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such securities (to the extent the securities are certificated), if (i) such securities are registered under the Securities Act, or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of such securities may be made without registration, qualification or legend.
14.Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:
(a)"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.
(b)"Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by OTC Pink Markets, Inc. (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
(c)"Common Stock" means (i) the Company's shares of Common Stock, par value $0.0001 per share, and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.
(d)"Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., the NASDAQ Global Select Market, or The NASDAQ Capital Market.
(e)"Expiration Date" means the date seven (7) years after the Issuance Date. If such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a "Holiday"), then the Expiration Date shall be the next date that is a Business Day and is not a Holiday.
(f)"Fundamental Transaction" means any of the following transactions that occur prior to the Expiration Date: (i) any “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its direct or indirect wholly-owned subsidiaries and the Company’s or such subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial

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owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity (or the Company becomes aware that such a filing is required but has not been made); or (ii) the consummation of (A) any recapitalization, reclassification or change in Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets other than any transaction covered by clause (B) below; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into or exchanged for cash, securities or other property or assets; (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s direct or indirect wholly-owned subsidiaries; provided however, that a transaction described in clause (B) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the Parent Entity thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (ii).
(g)"Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(h)"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
(i)"Principal Market" means The NASDAQ Global Market.
(j)"Successor Entity" means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(k)"Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that "Trading Day" shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.
NANOSTRING TECHNOLOGIES, INC.
By:
Name:
Title:

Acknowledged and agreed

LAM RESEARCH CORPORATION
By:
Name:
Title:

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EXHIBIT A TO WARRANT TO PURCHASE COMMON STOCK
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK
NANOSTRING TECHNOLOGIES, INC.
The undersigned holder hereby exercises the right to purchase __________ of the shares of Common Stock ("Warrant Shares") of NanoString Technologies, Inc., a Delaware corporation (the "Company"), evidenced by the attached Warrant to Purchase Common Stock (the "Warrant"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
1.Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:
________    a "Cash Exercise" with respect to _____________ Warrant Shares; and/or
________    a "Cashless Exercise" with respect to _____________ Warrant Shares.
2.Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $_________ to the Company in accordance with the terms of the Warrant.
3.Delivery of Warrant Shares. The Company shall deliver to the Holder _____________ Warrant Shares in accordance with the terms of the Warrant.
4.The undersigned, in [his/her] capacity as an officer of the Holder, hereby certify that (a) the representations and warranties made by Partner in paragraph (d) of Exhibit B-1 of the Collaboration Agreement are true and correct in all material respects as of the date hereof as if made on such date rather than on the date of the Collaboration Agreement and (b) the Holder has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Collaboration Agreement and the Warrant to be performed, satisfied or complied with by the Holder at or prior to the date hereof.

Date: ___________ __, ____

Name of Registered Holder
By:
Name:
Title:

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